SECOND AMENDED AND RESTATED
CREDIT AND SECURITY AGREEMENT
AMONG
JPMORGAN CHASE BANK, N.A. (“BANK”)
and

CTPARTNERS EXECUTIVE SEARCH LLC
(f/k/a Christian & Timbers LLC)
(“Borrower”)
November 19, 2010

i

ii

iii

EXECUTION COPY
SECOND AMENDED AND RESTATED
CREDIT AND SECURITY AGREEMENT
     This SECOND AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as of the 19th day of November 2010, by and between CTPARTNERS EXECUTIVE SEARCH LLC (f/k/a Christian & Timbers LLC), a Delaware limited liability company, which will be changing its name on or about the Closing Date to CTPARTNERS EXECUTIVE SEARCH INC. in connection with the CTP IPO Name Change (as defined below) (“Borrower”), and JPMORGAN CHASE BANK, N.A. (“Bank”).
WITNESSETH:
     WHEREAS, Borrower and Bank entered into that certain Amended and Restated Credit and Security Agreement, dated as of October 17, 2006 (as amended or otherwise modified, the “Existing Credit Agreement), which such Existing Credit Agreement amended and restated that certain Credit Agreement, dated as of March 16, 2004, between Borrower and Bank (as amended, the “Original Credit Agreement”);
     WHEREAS, Borrower and Bank have agreed to make certain amendments and modifications to the Existing Credit Agreement;
     WHEREAS, Borrower and Bank desire to evidence the amendments and modifications described above by amending and restating the Existing Credit Agreement in its entirety; and
     WHEREAS, subject to and upon the terms and conditions set forth herein, Bank is willing to make available to Borrower the credit facilities provided for herein.
     NOW, THEREFORE, Borrower and Bank agree that the Existing Credit Agreement shall, as of the Closing Date, be amended and restated in its entirety as follows:
ARTICLE I     DEFINITIONS
     As used in this Agreement, the following terms shall have the following meanings:
     “Account” shall mean (a) a right to payment of a monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a policy of insurance issued or to be issued, (iv) for a secondary obligation incurred or to be incurred, (v) for energy provided or to be provided, (vi) for use or hire of a vessel under a charter or other contract, (vii) arising out of the use of a credit or charge card or information contained on or for use with the card, (viii) as winnings in a lottery or other game of chance operated or sponsored by a State, Governmental Unit of a State, or Person licensed or authorized to operate the game by a State, or Governmental Unit of a State, and includes, without limitation, health care insurance receivables, but does not include (A) rights to payment evidenced by Chattel Paper or an Instrument, (B) Commercial Tort Claims, (C) Deposit Accounts, (D) Investment Property, (E) Letter of Credit Rights or letters of credit, or (F) rights to payment for money or funds advanced or sold, other than rights arising out of the use of a credit or charge card or information contained on or for use with the card, and (b) any “account” as defined in Article 9 of the UCC as in effect on the date of this Agreement.
     “Account Debtor” shall mean (a) any Person who, or any of whose property, shall at the time in question be obligated in respect of all or any part of a Receivable or any part thereof and includes, without limitation, co-makers, indorsers, Guarantors, pledgors, hypothecators, mortgagors, and any other Person who agrees, conditionally or otherwise, to make any loan to, purchase from, or investment in, any other Account Debtor or otherwise furnish assurance against loss on any Receivable, and (b) any “account debtor” as defined in Article 9 of the UCC as in effect on the date of this Agreement.
     “Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, or (b) the acquisition of another Person (other than a Company) by a merger or consolidation or any other combination with such Person so long as Borrower is the surviving entity of such merger.
     “Adjusted LIBOR Rate” shall mean, with respect to any day, the sum of (i) three hundred twenty-five (325) basis points, plus (ii) the quotient of (a) the LIBOR Rate for any such day, divided by (b) one minus the Reserve Requirement (expressed as a decimal); provided, however, that for any day that is not a Business Day, the “Adjusted LIBOR Rate” for that day shall be deemed to be the Adjusted LIBOR Rate in effect on the immediately preceding Business Day.
     “Affiliate” shall mean, with respect to a specified Person, (a) an officer or director of such Person, or (b) another Person, that directly or indirectly, controls (including, but not limited to, all directors and officers of such Person) or is controlled by or is under direct or indirect common control with the Person specified; and “control” (including the correlative meanings, the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power (i) to vote twenty-five percent (25%) or more of the securities having ordinary Voting Power, or (ii) to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting securities, by contract or otherwise.
     “Anti-Terrorism Laws” shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).
     “Blocked Person” shall have the meaning given to such term in Section 7.26 hereof.
     “Borrower” shall have the meaning given to such term in the opening paragraph of this Agreement.
     “Borrowing Base” shall mean an amount not in excess of eighty percent (80%) of the amount due and owing on Eligible Accounts Receivable; provided, however that the portion of Eligible Accounts Receivable consisting of Permitted Foreign Accounts Receivable shall not exceed the lesser of (i) fifty percent (50%) of all Eligible Accounts Receivable, or (ii) Five Million Dollars ($5,000,000). The percentages of the Borrowing Base set forth in this definition may be reduced, increased or otherwise modified, as determined by Bank, in its good faith reasonable credit judgment, to be appropriate from time to time.
     “Borrowing Base Certificate” shall mean a certificate, substantially in the form of the attached Exhibit B.
     “Business Day” shall mean a day of the year on which banks are not required or authorized to close in Cleveland, Ohio.
     “Capital Distribution” shall mean a payment made, liability incurred or other consideration given for the purchase, acquisition, redemption or retirement of any Capital Stock of any Company or as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in Capital Stock of the Company in question) in respect of any Company’s Capital Stock.
     “Capital Expenditures” shall mean, for any Person and for any period, the aggregate amount of (a) all expenditures made, directly or indirectly, by such Person and its Consolidated Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person or have a useful life of more than one year, plus (b) to the extent not included in clause (a) above, the aggregate principal amount of all Indebtedness, including obligations under Capital Leases, assumed or incurred in connection with any such expenditures.
     “Capital Lease” shall mean, as applied to any Person, any lease of (or any other agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.
     “Capital Lease Obligation” shall mean with respect to any Capital Lease, the amount of the obligation of the lessee thereunder which would, in accordance with GAAP, appear on a balance sheet of such lessee (or the notes thereto) in respect of such Capital Lease and, for purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
     “Capital Stock” shall mean (a) any and all shares, interests, participations or other equivalents of or interests in (however designated) corporate stock, including without limitation, shares of common stock, preferred stock or preference stock, in any Person which is a corporation, (b) all partnership interests (whether general or limited) in any Person which is a partnership, (c) all membership interests or limited liability company interests in any Person which is a limited liability company, and (d) all equity or ownership interests in any Person of any other type.
     “Cash Collateral Account” shall mean a commercial Deposit Account designated “cash collateral account” and maintained by Borrower with Bank or its designee, without liability by Bank to pay interest thereon, from which account Bank shall have the exclusive right to withdraw funds until all of the Secured Debt is paid in full.
     “Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than nine (9) months from the date of acquisition, (b) certificates of deposit with maturities of six (6) months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six (6) months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of Five Hundred Million Dollars ($500,000,000), (c) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper issued by Bank, and commercial paper rated A 1 or the equivalent thereof by Standard & Poor’s or P 1 or the equivalent thereof by Moody’s and in each case maturing within six (6) months after the date of acquisition, and (e) money market accounts or funds containing only assets of types described in clauses (a) through (d) above.
     “Change of Control” shall means (i) a majority of the members of the Board of Directors of Borrower shall not be Continuing Directors; (ii) any Person including a “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) which includes such Person, shall purchase or otherwise acquire, directly or indirectly, beneficial ownership of Voting Stock of Borrower and, as a result of such purchase or acquisition, any such Person (together with its Affiliates), shall directly or indirectly beneficially own in the aggregate Voting Stock representing more than 20% of the combined voting power of Borrower’s Voting Stock; (iii) Borrower ceasing to directly own and control one hundred percent (100%) of each class of the outstanding Capital Stock of each of its Subsidiaries, or (iv) the occurrence of any event which constitutes a “change of control” or similar event under any other Indebtedness of any Company.
     “Chattel Paper” shall mean (a) a record or records (other than charters or other contracts involving the use or hire of a vessel and other than records that evidence a right to payment arising out of the use of a credit or charge card or information contained on or for use with the card) that evidence both a monetary obligation and a security interest in specific goods, a security interest in specific goods and software used in the goods, a security interest in specific goods and license of software used in the goods, a lease of specific goods, or a lease of specific goods and a license of software used in the goods, and, if a transaction is evidenced by records that include an Instrument or series of Instruments, the group of records taken together constitutes Chattel Paper, the term “monetary obligation” meaning, for purposes of determining whether or not a record or records constitute Chattel Paper, a monetary obligation secured by the goods or owed under a lease of the goods and includes a monetary obligation with respect to Software used in the goods, and (b) any “chattel paper” as defined in Article 9 of the UCC as in effect on the date of this Agreement.
     “Closing Date” shall mean the effective date of this Agreement.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.
     “Collateral” shall have the meaning ascribed thereto in Section 6.1.
     “Commercial Tort Claim” shall mean any claim arising in tort with respect to which (a) the claimant is an organization or (b) the claimant is an individual and the claim (i) arose in the course of the claimant’s business or profession and (ii) does not include damages arising out of personal injury to or the death of an individual.

     “Commitment” shall mean the obligation hereunder of Bank to make Loans and to issue Letters of Credit, pursuant to the Revolving Credit Commitment, up to the Total Commitment Amount.
     “Commitment Period” shall mean the period from the Closing Date to April 30, 2012, or such earlier date on which the Revolving Credit Commitment shall have been terminated pursuant to Article IX hereof.
     “Commodity Account” shall mean an account maintained by a commodity intermediary in which a commodity contract is carried for a commodity customer.
     “Company” shall mean Borrower or a Subsidiary.
     “Companies” shall mean Borrower and all Subsidiaries.
     “Consolidated” shall mean the resultant consolidation of the financial statements of Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 7.17 hereof.
     “Continuing Directors” shall mean individuals who at the beginning of any period of two consecutive calendar years constituted the board of directors of Borrower, together with any new directors whose election by such board of directors or whose nomination for election was approved by a vote of at least two-thirds of the members of such board of directors then still in office who either were members of such board of directors at the beginning of such period or whose election or nomination for election was previously so approved.
     “Controlled Group” shall mean a Company and each “person” (as therein defined) required to be aggregated with a Company under Code Sections 414(b), (c), (m) or (o).
     “Copyright” shall mean any copyright, any copyrightable work, any registration or recording of any copyright or copyrightable work, and any application in connection with any copyright or copyrightable work, including, without limitation, any such registration, recording, or application in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other country or political subdivision of such other country, and any renewal of any of the foregoing.
     “Copyright License” shall mean any agreement granting any right in any copyright, copyrightable work, or copyright registration, as the same may from time to time be amended, restated or otherwise modified.
     “CTP IPO” shall mean that certain initial public offering of shares of common stock of Borrower anticipated to be consummated on or prior to December 31, 2010.
     “CTP IPO Documents” shall mean the CTP Registration Statement and the CTP Prospectus and all other material notices, reports, summaries and documents prepared, executed and/or delivered pursuant to the CTP Registration Statement or the CTP Prospectus or in connection with the CTP Registration Statement or the CTP Prospectus, as the case may be, as any of the foregoing may be amended, modified or otherwise supplemented.

     “CTP IPO Organizational Conversion” shall mean the conversion of Borrower from a Delaware limited liability company to a Delaware corporation pursuant to the CTP IPO Organizational Conversion Documents and in connection with the CTP IPO.
     “CTP IPO Organizational Conversion Documents” shall mean the Certificate of Conversion to be filed by Borrower with the State of Delaware Division of Corporations, the Certificate of Incorporation required to be filed simultaneously therewith, and all other documents and writings required to be filed in connection with or to effectuate the CTP IPO Organizational Conversion.
     “CTP IPO Name Change” shall mean the name change which will occur on or about the Closing Date, whereby Borrower will change its name from CTPartners Executive Search LLC to CTPartners Executive Search Inc. in connection with the CTP IPO Conversion.
     “CTP IPO Name Change Documents” shall mean the documentation filed with any governmental offices in order to effectuate the CTP IPO Name Change and all other agreements, instruments and documents executed pursuant thereto or in connection therewith.
     “CTP Prospectus” shall mean the final Prospectus issued in connection with the CTP IPO, as the foregoing may be amended, modified or otherwise supplemented.
     “CTP Registration Statement” shall mean the Registration Statement on Form S-1 under the Securities Act to be filed with the Securities and Exchange Commission or any similar federal agency having regulatory jurisdiction over the issuance of Borrower’s securities, as the foregoing may be amended, modified or otherwise supplemented.
     “Debt” shall mean, collectively, (a) all Indebtedness incurred by Borrower to Bank pursuant to this Agreement and includes the principal of and interest on all Notes; (b) each extension, renewal or refinancing thereof in whole or in part; (c) the commitment and other fees and any prepayment fees payable hereunder; (d) every other liability, now or hereafter owing to Bank or any Affiliate of Bank by Borrower, and includes, without limitation, every liability, whether owing by only Borrower or by Borrower with one or more others in a several, joint or joint and several capacity, whether owing absolutely or contingently, whether created by note, overdraft, guaranty of payment or other contract or by quasi-contract, tort, statute or other operation of law, whether incurred directly to Bank (or any affiliate thereof) or acquired by Bank (or any Affiliate thereof) by purchase, pledge or otherwise and whether participated to or from Bank (or any Affiliate thereof) in whole or in part; and (e) all Related Expenses.
     “Default” shall mean an event, condition or thing which constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default.
     “Default Rate” shall mean a rate per annum equal to three percent (3%) in excess of the applicable interest rate from time to time in effect.
     “Deposit Account” shall mean (a) any demand, time, savings, passbook, or like account maintained with a bank, savings and loan association, credit union, or like organization and (b) any “deposit account” as defined in Article 9 of the UCC as in effect on the date of this Agreement.
     “Document” shall mean (a) a document that purports to be issued by or addressed to a bailee and that purports to cover goods that are in the bailee’s possession that are either identified or fungible portions of an identified mass, and includes a bill of lading, dock warrant, dock receipt, warehouse receipt, or order for the delivery of goods, and any other document that in the regular course of business or financing is treated as adequately evidencing that the Person in possession of it is entitled to receive, hold, and dispose of the document and the goods it covers, (b) a receipt issued by the owner of goods including distilled spirits or agricultural commodities that are stored under a statute requiring a bond against withdrawal or a license for the issuance of receipts in the nature of a warehouse receipt, and (c) any “document” as defined in Article 9 of the UCC as in effect on the date of this Agreement.
     “Dollars” and the sign “$” shall mean the lawful money of the United States of America.
     “Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Person.
     “EBITDA” shall mean, for any Person and for any period as determined in accordance with GAAP, without duplication, such Person’s Net Income for such period, plus to the extent deducted in the calculation of Net Income, by such Person’s (i) Interest Expense, plus (ii) taxes actually paid in cash, plus (iii) depreciation and amortization expense, plus (iv) non-cash shareholder expenses.
     “Eligible Accounts Receivable” shall mean all Accounts of Borrower other than:
     (a) Accounts that do not arise out of sales of goods (that have been shipped) or rendering of services (fully completed) in the ordinary course of Borrower’s business;
     (b) Accounts on terms other than those normal or customary in Borrower’s business;
     (c) Accounts owing from any Person that is an Affiliate, employee or shareholder of any Company;
     (d) Accounts more than ninety (90) days past the date of the performance (fully competed) of services or sale of goods;
     (e) Accounts owing from any Person from which an aggregate amount of more than forty percent (40%) of the Accounts owing are otherwise ineligible hereunder;
     (f) Accounts with respect to which there (i) is any disputed liability for such Account or (ii) is any claim, counterclaim, credit, allowance, discount, rebate, adjustment, demand or liability, whether by action, suit, counterclaim or otherwise;
     (g) Accounts owing from any Person that has taken or is the subject of (or where Borrower has received a notice or has any knowledge of) any action or proceeding (whether impending or actual) of a type described in Section 8.12 hereof;
     (h) Accounts (i) owing from any Person that is also a supplier to or creditor of Borrower to the extent of the amount owing to such supplier or creditor by Borrower or (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling Borrower to discounts on future purchases therefrom;
     (i) Accounts subject to assignment, pledge, claim, mortgage, lien or security interest of any type except granted to or in favor of Bank;
     (j) other than any Permitted Foreign Accounts Receivable, Accounts arising out of sales to any account debtor which is organized outside of the United States or whose chief executive office is located outside the United States;
     (k) Accounts arising out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or that are currently subject to any claim seeking set-off or charge-back or exercise of any right of return;
     (l) Accounts owing from an account debtor that is an agency, department or instrumentality of the United States or any State thereof unless Borrower has satisfied the requirements of the Assignment of Claims Act of 1940, and any similar legislation and Bank is satisfied as to the absence of set-offs, counterclaims and other defenses on the part of such account debtor;
     (m) Accounts that are evidenced by a promissory note or any other negotiable instrument or chattel paper;
     (n) Accounts in respect of which this Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority lien in favor of Bank securing the Secured Debt and as to which no other Liens exist;
     (o) Accounts with respect to which any representation, warranty or covenant contained in this agreement or any other Loan Document has been breached;
     (p) Accounts which relate to any goods that have been rejected or returned, or acceptance of which has been revoked or refused;
     (q) Accounts which relate to any project for which a surety bond has been posted;
     (r) Any other Accounts which Bank may from time to time in its good faith reasonable credit judgment deem not to be considered Eligible Accounts Receivable; and
     (s) Any Account owing from an Account Debtor located in the State of New Jersey or in the State of Minnesota (or any other state that requires an entity to file a business activity report or similar document in order to bring suit or otherwise enforce its remedies against an account debtor in the courts or through any judicial process of such state and is not curable retroactively), unless (i) Borrower has filed all such reports or documents, or (ii) Borrower is exempt from such filing requirements.

     “Environmental Laws” shall mean all provisions of law, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or by any state or municipality thereof or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.
     “Equipment” shall mean goods other than Inventory, farm products or consumer goods.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.
     “ERISA Event” shall mean (a) the existence of any condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on a Company or of the imposition of a Lien on the assets of a Company; (b) a Controlled Group member has engaged in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to a Company; (c) a Controlled Group member has applied for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) a Reportable Event has occurred with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) a Controlled Group member has withdrawn from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) a Multiemployer Plan is in or is likely to be in reorganization under ERISA Section 4241; (g) an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 fails to be so qualified or any “cash or deferred arrangement” under any such ERISA Plan fails to meet the requirements of Code Section 401(k); (h) the PBGC takes any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or a Controlled Group member takes steps to terminate a Pension Plan; (i) a Controlled Group member or an ERISA Plan fails to satisfy any requirements of law applicable to an ERISA Plan; (j) a claim, action, suit, audit or investigation is pending or threatened with respect to an ERISA Plan, other than a routine claim for benefits; or (k) a Controlled Group member incurs or is expected to incur any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.
     “ERISA Plan” shall mean an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.
     “Event of Default” shall mean an event or condition that constitutes an event of default as defined in Article VIII hereof.
     “Executive Order No. 13224” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
     “Existing Credit Agreement” shall have the meaning given to such term in the recitals hereof.

     “Existing Revolving Loans” shall have the meaning given to such term in Section 2.1A(1) hereof.
     “Financial Officer” shall mean any of the following officers: chief executive officer, president, chief financial officer or treasurer.
     “Fiscal Quarter” shall mean each fiscal quarter of Borrower ending on March 31, June 30, September 30 and December 31 in each calendar year consistent with past practices, or as mutually agreeable to Bank and Borrower.
     “Fiscal Year” shall mean the fiscal year of Borrower ending December 31 in each calendar year. Changes of the fiscal year of Borrower subsequent to the date of this Agreement will not change the definition of “Fiscal Year” for purposes of this Agreement unless such change of fiscal year complies with Section 5.24 hereof.
     “Fixed Charges” shall mean, for any period in accordance with GAAP, the sum of (a) current maturities of long-term Indebtedness, (b) current maturities of Capital Lease Obligations, and (c) Interest Expense.
     “Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (a) (i) EBITDA of Borrower, plus (ii) the change in the prepaid expenses of Borrower, plus (iii) a one-time tax expense in connection with Borrower switching from cash accounting to accrual account for tax purposes in the amount of approximately $5,000,000, minus (iv) the Capital Distributions of Borrower, in each case, for the preceding four consecutive Fiscal Quarters ending on such measurement date, to (b) Fixed Charges of Borrower for the preceding four consecutive Fiscal Quarters ending on such measurement date.
     “Foreign Person” shall mean a Person organized under the laws of any jurisdiction other than the United States or any State thereof.
     “Formation Documents” shall mean, with respect to any Person (other than an individual), such Person’s Articles (or Certificate) of Incorporation, Articles of Organization, Certificate of Formation or equivalent formation documents which were filed with the Secretary of State in the jurisdiction in which such Person was incorporated, organized or formed, together with any amendments to any of the foregoing.
     “Funded Indebtedness” shall mean all Indebtedness for borrowed money and capitalized leases, including, but not limited to, current, long-term and Subordinated Indebtedness, if any, but excluding any standby letters of credit issued by Bank for the account of Borrower.
     “GAAP” shall mean generally accepted accounting principles as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board (other than Statement of Financial Accounting Standards 159, or any similar accounting principle, permitting a Person to value its financial liabilities at the fair value thereof), applied on a basis consistent with the past accounting practices and procedures of Borrower (other than with respect to the classification of “Redeemable Member Units” and “Mandatorily Redeemable Units” which will be classified in accordance with GAAP as equity rather than classified in accordance with Borrower’s past accounting practices as liabilities).

     “General Intangibles” shall mean any personal property, including Payment Intangibles, Software and including things in action, Intellectual Property, and any authorizations, franchises, licenses, or permits heretofore, hereupon, or hereafter conferred, granted, or issued by any governmental authority or other Person, but not including Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, goods, Instruments, Investment Property, Letter of Credit Rights, letters of credit, money, oil, gas or other minerals before extraction.
     “Governance Documents” shall mean, with respect to any Person (other than an individual), such Person’s Regulations (or Bylaws), Operating Agreement (or Limited Liability Company Agreement), Partnership Agreement or equivalent governing documents, together with any amendments to any of the foregoing.
     “Governmental Unit” shall mean a subdivision, agency, department, county, parish, municipality, or other unit of the government of the United States, a State, or a foreign country, and includes, without limitation, an organization having separate corporate existence if the organization is eligible to issue debt on which interest is exempt from income taxation under the laws of the United States.
     “Guarantor” shall mean a Person that pledges its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that agrees conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.
     “Guarantor of Payment” shall mean any Person which shall deliver a Guaranty of Payment to Bank subsequent to the Closing Date.
     “Guarantor Security Agreement” shall mean each of the Security Agreements executed and delivered on or after the Closing Date in connection herewith by the Guarantors of Payment, as the same may from time to time be amended, restated or otherwise modified.
     “Guaranty of Payment” shall mean each of the Guaranties of Payment of Debt executed and delivered on or after the Closing Date in connection herewith, as the same may from time to time be amended, restated or otherwise modified.
     “Hedge Agreement” shall mean any hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device.
     “Highest Lawful Rate” means at the particular time in question the maximum rate of interest which, under applicable law, Bank is then permitted to charge on the Notes or Letters of Credit. If the maximum rate of interest which, under applicable law, any applicable Bank is permitted to charge on the Notes or Letters of Credit shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to Borrower.
     “Increased Tax Burden” shall mean the additional federal, state or local taxes assumed to be payable by a member of Borrower as a result of Borrower’s status as a limited liability company as evidenced and substantiated by the tax returns filed by Borrower as a limited liability company, with such taxes being calculated for all members at the highest marginal rate applicable to any member but not in excess of forty percent (40%).
     “Indebtedness” shall mean, for any Company (excluding in all cases trade payables payable in the ordinary course of business by such Company), (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets, (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit, banker’s acceptance, currency swap agreement or Hedge Agreement, (e) all obligations under synthetic leases, (f) all Capital Lease Obligations, (g) all obligations of such Company with respect to asset securitization financing programs to the extent that there is recourse against such Company or such Company is liable (contingent or otherwise) under any such program, (h) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, and (i) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements.
     “Instrument” shall mean a negotiable instrument or any other writing which evidences a right to the payment of a monetary obligation, is not itself a security agreement or lease, and is of a type that in the ordinary course of business is transferred by delivery with any necessary indorsement or assignment; provided, that the term “Instrument” does not include (a) Investment Property, (b) letters of credit, or (c) writings that evidence a right to payment arising out of the use of a credit or charge card or information contained on or for use with the card.
     “Insurance Proceeds” shall have the meaning given to such term in Section 2.7(b) hereof.
     “Intellectual Property” shall mean any Copyright, any Copyright License, any Patent, any Patent License, any Trademark, any Trademark License, any customer list, any trade secret, any confidential or proprietary information, any invention (whether or not patented or patentable), any technical information, procedure, design, knowledge, know how, skill, expertise, experience, process, model, drawing, or record, and any work (whether or not copyrighted or copyrightable).
     “Intellectual Property Security Agreement” shall mean an agreement relating to a Company’s Patents, Trademarks and licenses executed and delivered to Bank by such Company on or after the Closing Date in connection with this Agreement, as the same may be from time to time amended, restated or otherwise modified.
     “Interest Adjustment Date” shall mean the last day of each Interest Period.
     “Interest Expense” shall mean, for any Person and for any period, the aggregate amount of interest in respect of Indebtedness (including the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting and amortization of original issue discount) and all but the principal component of rentals in respect of Capital Leases, paid, accrued and/or scheduled to be paid or accrued by such Person during such period, all determined in accordance with GAAP. For purposes of this definition, interest on a Capital Lease will be deemed to accrue at an interest rate reasonably determined in accordance with GAAP.

     “Interest Period” shall mean a period of one month ending on the numerically corresponding day of the next month, provided, however, that if there is no such numerically corresponding day in the next month, such Interest Period shall end on the last Business Day of such month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.
     “Inventory” shall mean goods, other than farm products, that are (a) leased by a Person as lessor, (b) held by a Person for sale or lease or to be furnished under contracts of service, (c) are furnished by a Person under a contract of service, or (d) consist of raw materials, work in process, or materials used or consumed in a business.
     “Investment Property” shall mean “investment property” as defined in Article 9 of the UCC as in effect on the date of this Agreement.
     “Letter of Credit” shall mean any standby letter of credit that shall be issued by Bank for the benefit of Borrower, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) one (1) year after its date of issuance, or (b) thirty (30) days prior to the last day of the Commitment Period.
     “Letter of Credit Exposure” shall mean the sum of (a) the aggregate undrawn face amount of all issued and outstanding Letters of Credit, and (b) the aggregate of the draws made on Letters of Credit that have not been reimbursed by Borrower or converted to a Revolving Loan pursuant to Section 2.1A hereof.
     “Letter of Credit Right” shall mean a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance, provided, that the term “Letter of Credit Right” does not include the right of a beneficiary to demand payment or performance under a letter of credit.
     “Leverage Ratio” shall mean, for any Person and as of any measurement date, the ratio of (a) all Funded Indebtedness of such Person on such measurement date excluding (i) accounts arising from the purchase of goods and services in the ordinary course of business, (ii) accrued expenses or losses, and (iii) deferred revenues or gains, to (b) such Person’s EBITDA for the preceding four consecutive Fiscal Quarters ending on such measurement date.
     “LIBOR Loan” shall mean a Loan described in Section 2.1 hereof on which Borrower shall pay interest at a rate based on LIBOR Rate.
     “LIBOR Rate” means with respect to an Interest Period, the interest rate determined by the Bank by reference to Page 3750 of the Moneyline Telerate Service (“MTS”) (or on any successor or substitute page of the MTS, or any successor to or substitute for the MTS, providing rate quotations comparable to those currently provided on Page 3750 of the MTS, as determined by the Bank from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) to be the rate at approximately 11:00 a.m. London time, two Business Days prior to the commencement of the Interest Period for the offering by the Bank’s London office, of dollar deposits in an amount comparable to such LIBOR advance with a maturity equal to such Interest Period. If no LIBOR Rate is available to the Bank, the applicable LIBOR Rate for the relevant Interest Period shall instead be the rate determined by the Bank to be the rate at which the Bank offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of the principal amount outstanding on such date and having a maturity equal to such Interest Period.
     “Lien” shall mean any mortgage, security interest, lien, charge, encumbrance on, pledge or deposit of, or conditional sale or other title retention agreement with respect to any property (real or personal) or asset.
     “Loan” or “Loans” shall mean the credit extended to Borrower by Bank in accordance with Section 2.1 hereof.
     “Loan Documents” shall mean this Agreement, each of the Notes, each of the Guaranties of Payment, each of the Guarantor Security Agreements, each Intellectual Property Security Agreement, each Pledge Agreement, each Subordination Agreement, all documentation relating to each Letter of Credit, each UCC financing statement executed in connection herewith, any Hedge Agreement entered into pursuant hereto and any other documents relating to any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.
     “Material Adverse Effect” shall mean any change resulting in a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of any Company, (b) the business, operations, property, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole, (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of Bank hereunder or thereunder, or (d) the ability of Borrower or any of its Subsidiaries to perform their respective obligations under the Loan Documents.
     “Maximum Revolving Amount” shall mean an amount equal to Ten Million Dollars ($10,000,000) or such lesser amount as shall be determined pursuant to Section 2.5 hereof.
     “Moody’s” shall mean Moody’s Investors Service, Inc., or any successor to such company.
     “Multiemployer Plan” shall mean a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.
     “Net Income” shall mean, for any Person and for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP, provided that: (a) all non-cash gains and all losses realized by such Person upon the sale or other disposition (including, without limitation, pursuant to sale and leaseback transactions) of property or assets which are not sold or otherwise disposed of in the ordinary course of business, or pursuant to the sale of any Capital Stock of such Person, shall be excluded, and (b) all non-cash items of gain or loss which are properly classified as extraordinary in accordance with GAAP shall be excluded.
     “Net Worth” shall mean, at any date, the shareholders’ equity of Borrower exclusive of Accumulated other Comprehensive Income (Loss), determined as of such date in accordance with GAAP.

     “Note” or “Notes” shall mean any Revolving Credit Note or any other note delivered pursuant to this Agreement, together with any replacement or substitution thereof, any addition or allonge thereto and any amendment, restatement or other modification thereto from time to time.
     “Obligor” shall mean a Person whose credit or any of whose property is pledged to the payment of any portion of the Secured Debt and includes, without limitation, Borrower and any Guarantor.
     “Operating Cash Flow” shall mean, for any Person and for any period as determined in accordance with GAAP, such Person’s EBITDA, plus (i) such Person’s lease expense, plus (ii) such Person’s net change in prepaid expenses, minus (iii) such Person’s Capital Distributions.
     “Original Collateral” shall have the meaning given to such term in Section 10.9 hereof.
     “Original Credit Agreement” shall have the meaning given to such term in the recitals hereof.
     “Organizational Documents” shall mean, with respect to any Person (other than an individual), such Person’s Formation Documents and Governance Documents.
     “Patent” shall mean any letters patent of the United States or any other country, any registration or recording of any letters patent, any application for letters patent in the United States or any other country, including, without limitation, any such registration, recording, or application in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, or any other country or political subdivision of such other country, and all reissues, continuations, continuations in part, or extensions of any of the foregoing.
     “Patent License” shall mean any agreement granting any right to practice any invention on which any Patent is in existence, as the same may from time to time be amended, restated or otherwise modified.
     “Payment Intangible” shall mean a General Intangible under which the Account Debtor’s principal obligation is a monetary obligation.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation, or its successor.
     “Pension Plan” shall mean an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).
     “Permitted Acquisition” shall mean an Acquisition in which (a) the target entity is in the same line of business with Borrower or a line of business reasonably related or incidental thereto; (b) such Acquisition is completed for an aggregate cost (including, without limitation, cash consideration delivered at closing, all expenses, professional fees, or other costs or fees related to such Acquisition) not exceeding Three Million Dollars ($3,000,000), except where the Acquisition is funded through the contribution of additional equity capital in which case the provisions of this subpart (b) will not apply; (c) the aggregate consideration to be paid for such Acquisition, when added to the aggregate consideration paid for all such other Acquisitions made pursuant to Section 5.13 hereof, does not exceed Eight Million Dollars ($8,000,000) during the term of this Agreement, except where the Acquisition is funded through the contribution of additional equity capital in which case the provisions of this subpart (c) will not apply; (d) after giving effect to the consummation of such Acquisition, the Revolving Loan Availability will be equal to at least One Million Five Hundred Thousand Dollars ($1,500,000); (e) Borrower has delivered to Bank at least ten (10) days prior to the consummation of any Acquisition pursuant to Section 5.13 hereof, (i) historical financial statements of the business to be acquired, and (ii) pro-forma financial statements of Borrower accompanied by a certificate of a Financial Officer of a Borrower, set forth on a monthly and quarterly basis, demonstrating compliance with Section 5.7 hereof both before and after giving effect to the proposed Acquisition; (f) no Default or Event of Default shall then exist or immediately after consummation of the Acquisition shall begin to exist; (g) on or prior to the closing date of such Acquisition, Borrower shall have delivered to Bank (i) revised schedules to this Agreement, (ii) an assignment of rights agreement relating to Borrower’s rights under any documents executed by any Borrower in connection with such Acquisition, and (iii) if real estate is being acquired by any Person through the Acquisition, Borrower shall have made the Real Estate Deliveries; (h) Borrower shall have provided to Bank written notice of such Acquisition at least thirty (30) days prior to the closing of such Acquisition, and (i) each of the representations and warranties contained in Article VII hereof are be true and correct both immediately prior to and immediately after such Acquisition; (i) Borrower shall have provided evidence to Bank, in form and substance satisfactory to Bank, that the Revolving Borrowing Limit minus the Revolving Credit Exposure shall be equal to at least One Million Dollars ($1,000,000) on the closing date of any such Acquisition, after giving effect to any such Acquisition and any borrowing of Loans on such date; and (j) Borrower shall have provided evidence to Bank, in form and substance satisfactory to Bank, that the assets acquired in such Acquisition are free and clear of all Liens other than Permitted Liens.
     “Permitted Foreign Accounts Receivable” shall mean Eligible Accounts Receivable where the Accounts arise out of sales to any account debtor which is organized under the laws of England, France, Japan, Hong Kong, Singapore, Canada (other than the Province of Newfoundland) or Switzerland.
     “Permitted Lien” shall mean:
     (a) any Lien granted to Bank pursuant to this Agreement or the other Loan Documents or Related Writings;
     (b) Liens for taxes, assessments, fees and other governmental charges, and for claims, the payment of which is not at the time required by Section 5.2 hereof;
     (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, repairmen and materialmen incurred in the ordinary course of business for sums not yet due or, if due, the payment of which is not at the time required by Section 5.2 hereof;
     (d) Liens (other than any lien created by Section 406B of ERISA and securing an obligation of any employer or employers which is delinquent) incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, payment and performance bonds, return-of-money bonds and other similar obligations (not incurred in connection with the borrowing of money or the obtaining of advances or credits to finance the purchase price of property);
     (e) any attachment or judgment Lien, provided that the claims secured thereby, together with all other claims secured by any attachment or judgment lien, do not exceed an aggregate of One Hundred Thousand Dollars ($100,000), the execution or other enforcement of all such claims is effectively stayed, such claims are being actively contested in good faith by appropriate proceedings and the Companies shall have established on their books such reserves or other appropriate provisions, if any, as shall be required by GAAP and shall have furnished such security, if any, as shall have been required for such proceedings;
     (f) Liens securing Indebtedness permitted pursuant to Section 5.8(b) hereof; provided that such Liens (i) do not at any time encumber any property other than the property being financed by such Indebtedness, and (ii) the Indebtedness secured thereby does not exceed the purchase price or lease amount of such property being purchased or leased, as the case may be; and
     (g) Liens securing the Indebtedness permitted under Section 5.8(d) hereof so long as such Liens at all times remain Subordinated to the Liens of Bank hereunder and under the other Loan Documents and Related Writings.
     “Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, institution, trust, estate, government or other agency or political subdivision thereof or any other entity.
     “Pledge Agreement” shall mean each of the agreements executed and delivered to Bank on or after the date hereof in connection with the Pledged Securities, as the same may be from time to time amended, restated or otherwise modified.
     “Pledged Securities” shall mean the Capital Stock of any direct or indirect Subsidiary of Borrower, whether now owned or existing or hereafter acquired or created, and all proceeds thereof.
     “Proceeds” shall mean (a) whatever is received or receivable upon sale, lease, license, exchange, or other disposition of any Collateral or any Proceeds, whether directly or indirectly (b) whatever is collected on, or distributed on account of, any Collateral or any Proceeds, whether directly or indirectly, (c) rights arising out of any Collateral or any Proceeds, whether directly or indirectly, (d) to the extent of the value of Collateral or any Proceeds, claims arising out of the loss, nonconformity, or interference with the use of, defects or infringement of rights in, or damage to, the Collateral or any Proceeds, directly or indirectly, or (e) to the extent of the value of Collateral or any Proceeds and to the extent payable to any Person who shall have granted Bank a security interest or Bank, insurance by reason of the loss or nonconformity of, defects or infringement of rights in, or damage to, any Collateral or any Proceeds, directly or indirectly.
     “Products” shall mean property directly or indirectly resulting from any manufacturing, processing, assembling, or commingling of any goods.
     “Real Estate Deliveries” shall mean, for each parcel of real property:

     (a) one or more loan policies of title insurance, ALTA 1970 Form B (amended 10/17/70 and 10/17/84) issued to Bank by a title company acceptable to Bank (the “Title Company”), in an aggregate amount equal to the lesser of the Total Commitment Amount or the appraised value of the interest in such real property, insuring each mortgage to be a valid, first-priority lien in such real property free and clear of all defects and encumbrances except for Permitted Liens, with such endorsements and affirmative insurance as Bank may reasonably require, including without limitation: (i) the deletion of all so-called “standard exceptions” from such policy; (ii) a so-called “comprehensive” endorsement in form and substance acceptable to Bank; (iii) affirmative insurance coverage regarding access, compliance with respect to restrictive covenants and any other matters to which Bank may have objection or require affirmative insurance coverage; and (iv) the results of a federal tax lien search in the county wherein such real property is located and each Person involved in the Acquisition has its principal place of business;
     (b) a current (certified not more than thirty (30) days prior to the closing of the Acquisition) ALTA/ACSM survey of such real property prepared by a licensed surveyor acceptable to Bank, certified to Bank and the Title Company pursuant to certificate of survey acceptable to Bank. Such survey shall be in form and substance reasonably acceptable to Bank, shall be made in accordance with the “Minimum Standard Detail Requirements for Land Title Surveys” adopted by the American Land Title Association in 2005, and shall show, without limitation: (i) the location of the perimeter of such real property by courses and distances with all reference points shown or referred to in the aforesaid title policy; (ii) all easements (including those easements whose existence is disclosed by the surveyor’s inspection of such real property), rights-of-way and the location of all utility lines servicing the improvements on such real property; (iii) the established building lines; (iv) the full legal description of the real estate (conforming to the legal description set forth in the aforesaid title policy) and a certification as to the acreage and square footage thereof; (v) the highway and street right-of-way lines abutting such real property and the width thereof; and (vi) any encroachments upon such real property and the extent thereof in feet and inches;
     (c) a copy of the certificate of occupancy for each building located on such real property issued by the city in which such building is located;
     (d) evidence satisfactory to Bank of compliance with all building and zoning codes applicable to such real property;
     (e) evidence to Bank’s satisfaction in its sole discretion that no portion of such real property is located in a Special Flood Hazard Area or is otherwise classified as Class A or Class BX on the Flood Maps maintained by the Federal Emergency Management Agency;
     (f) two (2) fully executed originals of a mortgage relating to the real property, executed and delivered by Borrower to Bank, to further secure Borrower’s obligations under the this Agreement, in form and substance satisfactory to Bank;

     (g) two (2) fully executed originals of assignment of leases and rents agreements, executed and delivered by Borrower to Bank relating to the real property, in form and substance satisfactory to Bank;
     (h) two (2) fully executed originals of an environmental indemnity agreement, executed and delivered by Borrower to Bank relating to the real property, in form and substance satisfactory to Bank;
     (i) such environmental investigations, if any, as Bank determines to be necessary under the circumstances, to be performed by a reputable environmental consultant or consultants of recognized standing and a letter from such consultant or consultants entitling Bank to rely on such environmental reports; and
     (l) such other evidence, documents or reports as Bank may reasonably require, in form and substance satisfactory to Bank.
     “Receivable” shall mean any claim for or right to payment, however arising, whether classified as an Account, a Deposit Account, Investment Property, a Letter of Credit Right, a Payment Intangible, a Supporting Obligation, or otherwise, whether contingent or fixed, whether or not evidenced by any writing or other record, and, if so evidenced, whether evidenced by one or more certificated securities, any Chattel Paper, one or more Instruments, any letter of credit, or otherwise.
     “Related Expenses” shall mean any and all costs, liabilities, and expenses (including, without limitation, losses, damages, penalties, claims, actions, reasonable attorneys’ fees, legal expenses, judgments, suits, and disbursements) (a) incurred by, imposed upon, or asserted against, Bank in any attempt by Bank to (i) obtain, preserve, perfect, or enforce any security interest evidenced by this Agreement or any Related Writing; (ii) obtain payment, performance, and observance of any and all of the Secured Debt; or (iii) maintain, insure, audit, collect, preserve, repossess, and dispose of any of the collateral securing the Secured Debt or any thereof, including, without limitation, costs and expenses for appraisals, assessments, field examinations, site visits and audits of Borrower or any such collateral; or (b) incidental or related to (a) above, including, without limitation, interest thereupon from the date incurred, imposed, or asserted until paid at the Default Rate.
     “Related Writing” shall mean each Loan Document and any other assignment, mortgage, security agreement, guaranty agreement, pledge agreement, subordination agreement, financial statement, audit report or other writing furnished by any Company or any Obligor, or any of their respective officers, to Bank pursuant to or otherwise in connection with this Agreement.
     “Reportable Event” shall mean a reportable event as that term is defined in Title IV of ERISA, with respect to which notice is required to be provided to the PBGC.
     “Revolving Borrowing Limit” shall mean an amount equal to the lesser of (a) the Maximum Revolving Amount, or (b) the Borrowing Base.
     “Revolving Credit Commitment” shall mean the obligation hereunder of Bank, during the Commitment Period, to make Revolving Loans and to issue Letters of Credit pursuant to the terms of this Agreement.

     “Revolving Credit Exposure” shall mean, at any time the aggregate principal amount of all Revolving Loans outstanding.
     “Revolving Credit Note” shall mean any Revolving Credit Note executed and delivered pursuant to Section 2.1A hereof, together with any replacement or substitution thereof, any addition or allonge thereto and any amendment, restatement or other modification thereto from time to time.
     “Revolving Loan” shall mean a Loan granted to Borrower by Bank in accordance with Section 2.1A hereof.
     “Revolving Loan Availability” shall mean an amount equal to (a) the Revolving Borrowing Limit, minus (b) the Revolving Credit Exposure.
     “Secured Debt” shall mean, collectively, (a) the Debt; and (b) all obligations and liabilities of Borrower now existing or hereafter incurred under, arising out of or in connection with any Hedge Agreement entered into by Borrower with Bank in connection with the Debt.
     “Securities Account” shall mean an account to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Software” shall mean any computer program and any supporting information provided in connection with a transaction relating to the program, provided, that the term “Software” does not include a computer program embedded in goods (other than goods that consist solely of the medium with which the program is embedded) or any information provided in connection with a transaction relating to the program so embedded if (a) the program is associated with the goods in such a manner that it customarily is considered a part of the goods or (b) by becoming the owner of the goods, a Person acquires the right to use the program in connection with the goods.
     “Standard & Poor’s” shall mean Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor to such company.
     “State” shall mean a State of the United States, the District of Columbia, Puerto Rico, the United States Virgin Islands, or any territory or insular possession subject to the jurisdiction of the United States.
     “Subordinated”, as applied to Indebtedness, shall mean that the Indebtedness has been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to Bank) in favor of the prior payment in full of the Secured Debt.
     “Subordination Agreement” shall mean an agreement between Bank (as senior lender), and any junior lender of Borrower, and Borrower, in form and substance satisfactory to Bank, whereby the junior lender agrees to subordinate certain indebtedness owed to it from Borrower to the indebtedness owed from Borrower to Bank.

     “Subsidiary” of a Company or any of its Subsidiaries shall mean a Person (other than an individual) (a) of which more than fifty percent (50%) of the Capital Stock or Voting Power is owned, directly or indirectly, by a Company or by one or more other Subsidiaries of a Company or by a Company and one or more Subsidiaries of a Company, or (b) which is otherwise controlled by a Company or by one or more other Subsidiaries of a Company or by a Company and one or more Subsidiaries of a Company.
     “Supporting Obligation” shall mean a Letter of Credit Right or supporting obligation that supports the payment or performance of an Account, Chattel Paper, a Document, a General Intangible, an Instrument, or Investment Property.
     “Total Commitment Amount” shall mean the principal amount of $13,500,000 (as such amount may be reduced from time to time pursuant to the terms hereof).
     “Total Liabilities” shall mean the total of all items of Indebtedness or liability that, in accordance with GAAP, would be included in determining total liabilities on the liability side of the balance sheet as of the date of determination.
     “Trademark” shall mean any trademark, trade name, corporate name, business name, domain name, trade style, service mark, logo, source identifier, business identifier, design, or intangible thing of like nature, any registration or recording of the foregoing or any thereof, and any application in connection therewith, including, without limitation, any such registration, recording, or application in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, or any other country or political subdivision of such other country, and all reissues, extensions, or renewals of any of the foregoing.
     “Trademark License” shall mean any agreement granting any right to use any Trademark or Trademark registration, as the same may from time to time be amended, restated or otherwise modified.
     “UCC” shall mean the Uniform Commercial Code as in effect in the State of Ohio; provided, however, that if by reason of any mandatory provisions of law, any or all of the attachment, perfection, or priority of Bank’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Ohio, then, and in each such case, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the attachment, perfection, or priority of Bank’s security interest in such Collateral. Except as otherwise specified in this Agreement or any other Loan Document, the UCC “as in effect” in the State of Ohio or any other jurisdiction shall mean the UCC as in effect from time to time in the State of Ohio or such other jurisdiction.
     “USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
     “Voting Power” shall mean, with respect to any Person, the exclusive ability to control, through the ownership of Capital Stock or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of Capital Stock of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.
     “Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or similar persons thereof.
     “Welfare Plan” shall mean an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3 (l).
     “Wholly-Owned Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company or other entity all of the Capital Stock of which (having ordinary Voting Power) are at the time directly or indirectly owned by such Person.
     Each term defined in the singular in this Agreement shall have the same meaning when used in the plural and each term defined in the plural in this Agreement shall have the same meaning when used in the singular. Except as otherwise defined in this Agreement, or unless the context otherwise requires, each term that is used in this Agreement and that is defined in Article 9 of the UCC shall have, for purposes of this Agreement and the other Related Writings, the meaning ascribed to that term in such Article. Except as otherwise defined in this Agreement, or unless the context otherwise requires, each accounting term that is used in this Agreement and that is defined by GAAP shall have, for purposes of this Agreement and the other Related Writings, the meaning ascribed to that term by GAAP.
ARTICLE II
AMOUNT AND TERMS OF CREDIT
     SECTION 2.1 AMOUNT AND NATURE OF CREDIT. Subject to the terms and conditions of this Agreement, Bank will, to the extent hereinafter provided, make Loans to Borrower and issue Letters of Credit at the request of Borrower, in such aggregate amount as Borrower shall request pursuant to the Commitment; provided, however, that in no event shall the aggregate principal amount of all Revolving Credit Exposure plus the Letter of Credit Exposure be in excess of the Total Commitment Amount.
     The Loans may be made as Revolving Loans, and Letters of Credit may be issued, as follows:
     A. Revolving Credit.
     1. Revolving Loans.
     Prior to the Closing Date, Bank has made loans which are outstanding as “Revolver Advances” pursuant to the Existing Credit Agreement (the “Existing Revolving Loans”). Subject to the terms and conditions of this Agreement, the Existing Revolving Loans shall remain outstanding as Revolving Loans hereunder and during the Commitment Period, Bank shall make additional Revolving Loan or Revolving Loans to Borrower in such amount or amounts as Borrower may from time to time request, so long as such request would not cause or result in the Revolving Credit Exposure being in excess of the Revolving Borrowing Limit.

     Borrower shall pay interest on the unpaid principal amount of each Revolving Loan outstanding from time to time, from the date thereof until paid, at the Adjusted LIBOR Rate. Interest on such Revolving Loans shall be payable on each Interest Adjustment Date with respect to an Interest Period.
     The obligation of Borrower to repay the Revolving Loans made by Bank and to pay interest thereon shall be evidenced by a Revolving Credit Note of Borrower substantially in the form of Exhibit A hereto, and payable to the order of Bank in the principal amount of the Revolving Credit Commitment, or, if less, the aggregate unpaid principal amount of Revolving Loans made hereunder. Subject to the provisions of this Agreement, Borrower shall be entitled under this Section 2.1A to borrow Revolving Loans, repay the same in whole or in part and reborrow hereunder at any time and from time to time during the Commitment Period.
     2. Letters of Credit.
     Subject to the terms and conditions of this Agreement, during the Commitment Period, Bank shall issue such Letters of Credit for the account of Borrower, as Borrower may from time to time request. Borrower shall not request any Letter of Credit (and Bank shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, the aggregate undrawn face amount of all issued and outstanding Letters of Credit would exceed $3,500,000.
     Each request for a Letter of Credit shall be delivered to Bank not later than 11:00 A.M. (Cleveland, Ohio time) three (3) Business Days prior to the day upon which the Letter of Credit is to be issued. Each such request shall be in a form acceptable to Bank and specify the face amount thereof, the account party, the beneficiary, the intended date of issuance, the expiry date thereof, and the nature of the transaction to be supported thereby. Concurrently with each such request, Borrower shall execute and deliver to Bank an appropriate application and agreement, being in the standard form of Bank for such letters of credit, as amended to conform to the provisions of this Agreement if required by Bank.
     Borrower agrees (a) to pay to Bank a non-refundable commission based upon the face amount of the Letter of Credit, which shall be paid annually in advance on the date that such Letter of Credit is issued and each anniversary thereafter, at the rate of one and one-quarter percent (1-1/4%) of the face amount of the Letter of Credit; and (b) to pay to Bank, such other issuance, amendment, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are generally charged by Bank under its fee schedule as in effect from time to time.
     Whenever a Letter of Credit is drawn, unless the amount drawn is immediately reimbursed by Borrower, the amount outstanding thereunder shall be deemed to be a Revolving Loan to Borrower subject to the provisions of this Section 2.1A and shall be evidenced by the Revolving Credit Notes. Bank is hereby authorized to record on its records relating to the Revolving Credit Note the amounts paid and not reimbursed on the Letters of Credit.
     B. [Reserved.]
     SECTION 2.2 CONDITIONS TO LOANS AND LETTERS OF CREDIT. The obligation of Bank to make Loans and to issue Letters of Credit is conditioned, in the case of each borrowing or issuance hereunder, upon:

     (a) all conditions precedent as listed in Article IV hereof shall have been satisfied;
     (b) with respect to Loans, receipt by Bank of a notice from Borrower, in form and substance satisfactory to Bank, by 11:00 A.M. (Cleveland, Ohio time) on the proposed date of borrowing, such notice to provide the amount of the requested Loan;
     (c) with respect to Letters of Credit, satisfaction of the notice provisions set forth in subsection 2 of Section 2.1A hereof;
     (d) [Reserved];
     (e) the fact that no Default or Event of Default shall then exist or immediately after the making of a Loan or issuance of the Letter of Credit would exist;
     (f) the fact that there shall have not occurred any condition or event that has had or is reasonably likely to have a Material Adverse Effect; and
     (g) the fact that each of the representations and warranties contained in Article VII hereof shall be true and correct in all material respects (without duplication of materiality qualifiers) with the same force and effect as if made on and as of the date of the making of a Loan or issuance of the Letter of Credit, except to the extent that any thereof expressly relate to an earlier date.
     Each request by Borrower for the making of a Loan or for the issuance of a Letter of Credit, shall be deemed to be a representation and warranty by Borrower as of the date of such request as to the facts specified in (e), (f), and (g) above. Borrower’s obligations to pay all or any portion of the Secured Debt or the Notes when due under the terms hereof is without setoff, counterclaim or recoupment.
     Each request for a Loan shall be irrevocable and binding on Borrower and Borrower shall indemnify Bank against any loss or expense incurred by Bank as a result of any failure by Borrower to consummate such transaction including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of liquidation or re-employment of deposits or other funds acquired by Bank to fund such Loan. A certificate as to the amount of such loss or expense submitted by Bank to Borrower shall be conclusive and binding for all purposes, absent manifest error.
     SECTION 2.3 PAYMENT ON NOTES, ETC.
     (a) Time and Manner of Payments. All payments of principal, interest and commitment and other fees shall be made to Bank in immediately available funds. Bank shall record (a) any principal, interest or other payment, and (b) the principal amount of the Loans and all prepayments thereof and the applicable dates with respect thereto, by such method as Bank may generally employ; provided, however, that failure to make any such entry shall in no way detract from Borrower’s obligations under each Note. The aggregate unpaid amount of Loans set forth on the records of Bank shall be rebuttably presumptive evidence of the principal and interest owing and unpaid on each Note. Whenever any payment to be made hereunder, including without limitation any payment to be made on any

Note, shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Note.
     (b) Application of Funds Post-Default. Notwithstanding anything herein to the contrary, if the Notes have been accelerated pursuant to Article IX, or if an Event of Default shall have occurred and is continuing (and Bank has provided notice to Borrower of its intention to apply the provisions of this Section 2.3(b)), then the funds received by Bank with respect to the Secured Debt shall be applied in the following manner: (a) first, to the payment or reimbursement of Bank for all costs, expenses, disbursements and losses owing pursuant to this Agreement which shall have been incurred or sustained by Bank in or incidental to the collection of the Secured Debt or the exercise, protection or enforcement by Bank of all or any of the rights, remedies, powers and privileges of Bank under this Agreement, the Notes, or any of the other Loan Documents and in and towards the provision of adequate indemnity to Bank against all taxes or liens which by law shall have, or may have, priority over the rights of Bank in and to such funds; (b) second, to the payment of all of the outstanding interest on the principal of the Notes; (c) third, to the payment of principal of the Notes and to the payment of all obligations and liabilities of Borrower under any Hedge Agreement entered into by Borrower with Bank; (d) fourth, to the payment of any other amounts owing to Bank pursuant to this Agreement and the other Loan Documents; (e) fifth, to the payment of any other Secured Debt, and (f) sixth, to Borrower or whoever else may be lawfully entitled thereto.
     SECTION 2.4 PREPAYMENT. Borrower shall have the right at any time or from time to time to prepay all or any part of the principal amount of the Notes then outstanding, as designated by Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment. Borrower shall give Bank notice of prepayment of any Loan by not later than 11:00 A.M. (Cleveland, Ohio time) on the Business Day such prepayment is to be made. Prepayments of Loans shall be without any premium or penalty, other than any prepayment fees, penalties or other charges that may be contained in any Hedge Agreement.
     SECTION 2.5 [RESERVED].
     SECTION 2.6 COMPUTATION OF INTEREST AND FEES; DEFAULT RATE. Interest on Loans, Related Expenses and commitment and other fees and charges hereunder, shall be computed on the basis of a year having three hundred sixty (360) days, and calculated for the actual number of days elapsed. Anything herein to the contrary notwithstanding, if an Event of Default shall occur and be continuing hereunder, at the option of Bank, (a) the principal of each Note and the unpaid interest thereon shall bear interest, until paid, at the Default Rate; and (b) the fee for the aggregate undrawn face amount of all issued and outstanding Letters of Credit shall be increased by three percent (3%). In no event shall the rate of interest hereunder exceed the Highest Lawful Rate.
     SECTION 2.7 MANDATORY PAYMENT.
     (a) If the Revolving Credit Exposure at any time exceeds the amount of the Revolving Borrowing Limit, Borrower shall, as promptly as practicable, but in no event later than the next Business Day, prepay an aggregate principal amount of the Revolving Loans sufficient to bring the Revolving Credit Exposure within the Revolving Borrowing Limit.
     (b) Upon receipt by Bank or a Company of any insurance losses, returns, or unearned premiums under any insurance policy required pursuant to Section 5.1 hereof (“Insurance Proceeds”), then Borrower shall cause one hundred percent (100%) of the net Insurance Proceeds to be applied as a mandatory prepayment of the Loans; provided, however, that (i) Bank may, in its discretion, permit such Insurance Proceeds to used for the purpose of replacing, repairing, or restoring the insured property, or (ii) if no Event of Default has occurred and is then continuing, Bank shall permit any and all Insurance Proceeds to be used for the purposes of replacing, repairing or restoring the insured property so long as the aggregate sum of all such Insurance Proceeds does not exceed Three Million Dollars ($3,000,000) per incident.
     (c) Upon receipt by Bank or a Company of any proceeds (other than Insurance Proceeds) resulting from any condemnation, seizure, taking, confiscation or requisition for use of any property of a Company, by the exercise of the power of eminent domain or otherwise, then one hundred percent (100%) of such net proceeds shall be applied as a mandatory prepayment of the Loans; provided, however, that (i) Bank may, in its discretion, permit such proceeds to used for the purpose of replacing, repairing, or restoring such property, or (ii) if no Event of Default has occurred and is then continuing, Bank shall permit any and all such proceeds to be used for the purposes of replacing, repairing or restoring the insured property so long as the aggregate sum of all such proceeds does not exceed Three Million Dollars ($3,000,000) per incident.
     (d) All prepayments under this Section 2.7 shall be applied to all outstanding Revolving Loans, which such prepayments shall not constitute a permanent reduction to the Maximum Revolving Amount.
ARTICLE III
ADDITIONAL PROVISIONS RELATING TO
INCREASED CAPITAL; TAXES
     SECTION 3.1 RESERVES OR DEPOSIT REQUIREMENTS, ETC. If, at any time, any law, treaty or regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the interpretation thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority shall impose (whether or not having the force of law), modify or deem applicable any reserve and/or special deposit requirement against assets held by, or deposits in or for the amount of any Loan by, Bank, and the result of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to Bank of making or maintaining hereunder such Loan or to reduce the amount of principal or interest received by Bank with respect to such Loan, then, upon demand by Bank, Borrower shall pay to Bank from time to time on demand, as additional consideration hereunder, additional amounts sufficient to fully compensate and indemnify Bank for such increased cost or reduced amount, assuming (which assumption Bank need not corroborate) such additional cost or reduced amount was allocable to such Loan. A certificate as to the increased cost or reduced amount as a result of any event mentioned in this Section 3.1, setting forth the calculations therefor, shall be promptly submitted by Bank to Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Bank shall notify Borrower as promptly as practicable of the existence of any event that will likely require the payment by Borrower of any such additional amount under this Section.
     SECTION 3.2 TAX LAW, ETC. In the event that by reason of any law, regulation or requirement or in the interpretation thereof by an official authority, or the imposition of any requirement of any central bank whether or not having the force of law, Bank shall, with respect to this Agreement or any transaction under this Agreement, be subjected to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever (other than any tax imposed upon the total net income of Bank), then Bank shall promptly notify Borrower stating the reasons therefor. Borrower shall thereafter pay to Bank, upon demand from time to time, as additional consideration hereunder, such additional amounts as shall fully compensate Bank for such increased cost or reduced amount. A certificate as to any such increased cost or reduced amount, setting forth the calculations therefor, shall be submitted by Bank to Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.
     If Bank receives such additional consideration from Borrower pursuant to this Section 3.2, Bank shall use reasonable efforts to obtain the benefits of any refund, deduction or credit for any taxes or other amounts on account of which such additional consideration has been paid and shall reimburse Borrower to the extent, but only to the extent, that Bank shall receive a refund of such taxes or other amounts together with any interest thereon or an effective net reduction in taxes or other governmental charges (including any taxes imposed on or measured by the total net income of Bank) of the United States or any state or subdivision thereof by virtue of any such deduction or credit, after first giving effect to all other deductions and credits otherwise available to Bank. If, at the time any audit of Bank’s income tax return is completed, Bank determines, based on such audit, that it was not entitled to the full amount of any refund reimbursed to Borrower as aforesaid or that its net income taxes are not reduced by a credit or deduction for the full amount of taxes reimbursed to Borrower as aforesaid, Borrower, upon demand of Bank, shall promptly pay to Bank the amount so refunded to which Bank was not so entitled, or the amount by which the net income taxes of Bank were not so reduced, as the case may be.
     Any and all payments or reimbursements made hereunder or under this Agreement, the Notes or other Loan Documents shall be made free and clear of and without deduction for any and all Charges, present or future, taxes, levies, imposts, deductions or withholdings, and all liabilities with respect thereto of any nature whatsoever imposed by any Governmental Authority (“Taxes”). If Borrower is required by law to deduct any Taxes, excluding such Taxes to the extent imposed on or measured by Bank’s net income by the jurisdiction in which Bank is organized (all such non-excluded Taxes being referred to herein as “Non-Excluded Taxes”). If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder or under any other Loan Document to Bank, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, Bank receives an amount equal to the sum it would have received had no such deductions been made. If any amounts are payable in respect of Non-Excluded Taxes pursuant to the preceding sentence, Borrower agrees to reimburse Bank, upon the written request of Bank, for net additional taxes imposed on or measured by the net income of Bank and for any withholding of taxes as Bank shall determine are payable by, or withheld from Bank, in respect of such amounts so paid to or on behalf of Bank pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of Bank pursuant to this sentence. All required deductions shall be withheld and paid over to the relevant Governmental Unit in accordance with applicable law.
     Borrower will indemnify Bank for the full amount of Non-Excluded Taxes (including any Non-Excluded Taxes imposed by any jurisdiction on amounts payable under this Section 3.2) paid by Bank and any liability (including penalties, interest and expenses including reasonable attorney’s fees and expenses) arising therefrom or with respect thereto whether or not such Non-Excluded Taxes were correctly or legally asserted. A certificate as to the amount of such payment or liability prepared by Bank, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within ten (10) days after the date Bank makes written demand therefor.
     SECTION 3.3 INDEMNITY. Without prejudice to any other provisions of this Article III, Borrower hereby agrees to indemnify Bank against any loss or expense that Bank may sustain or incur as a consequence of any default by Borrower in payment when due of any amount hereunder in respect of any LIBOR Loan, including, but not limited to, any loss of profit, premium or penalty incurred by Bank in respect of funds borrowed by it for the purpose of making or maintaining such LIBOR Loan, as determined by Bank in the exercise of its sole but reasonable discretion. A certificate as to any such loss or expense shall be promptly submitted by Bank to Borrower and shall be rebuttably presumptive evidence as to the amount thereof.
     SECTION 3.4 CAPITAL ADEQUACY. If Bank shall have determined, after the Closing Date, that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Bank’s capital (or the capital of its holding company) as a consequence of its obligations hereunder to a level below that which Bank (or its holding company) could have achieved but for such adoption, change or compliance (taking into consideration Bank’s policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within fifteen (15) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as shall compensate Bank (or its holding company) for such reduction. Bank shall designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of Bank, be otherwise disadvantageous to Bank. A certificate of Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, Bank may use any reasonable averaging and attribution methods. Failure on the part of Bank to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of Bank’s rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section shall be available to Bank regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition that shall have been imposed.
ARTICLE IV
CONDITIONS PRECEDENT

     The obligation of Bank to make the first Loan and to issue the first Letter of Credit and is subject to Borrower satisfying each of the following conditions:
     SECTION 4.1 NOTES. Borrower shall have executed and delivered to Bank the Revolving Credit Note.
     SECTION 4.2 INTELLECTUAL PROPERTY SECURITY AGREEMENTS. Borrower shall have executed and delivered to Bank, an Intellectual Property Security Agreement, to the extent Borrower has any registered Intellectual Property, in form and substance satisfactory to Bank.
     SECTION 4.3 SECRETARY’S CERTIFICATE, RESOLUTIONS, ORGANIZATIONAL DOCUMENTS. Borrower shall have delivered to Bank a secretary’s certificate certifying the names of the officers of Borrower authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (a) the resolutions of the board of directors (or equivalent governing body) of Borrower evidencing approval of the execution and delivery of the Loan Documents and the execution of other Related Writings to which Borrower is a party, (b) the Formation Documents of Borrower having been certified, not more than thirty (30) days prior to the date of this Agreement, by the Secretary of State of the jurisdiction under which Borrower has been organized, and (c) the Governance Documents of Borrower.
     SECTION 4.4 GOOD STANDING CERTIFICATES. Borrower shall have delivered to Bank a good standing certificate (or equivalent) for Borrower, issued on or about the Closing Date by the Secretary of State in the state(s) where Borrower organized or qualified as a foreign limited liability company.
     SECTION 4.5 LEGAL FEES. Borrower shall have paid all reasonable legal fees and expenses of Bank in connection with the preparation and negotiation of the Loan Documents.
     SECTION 4.6 [RESERVED].
     SECTION 4.7 [RESERVED].
     SECTION 4.8 [RESERVED].
     SECTION 4.9 NO MATERIAL ADVERSE CHANGE. No material adverse change, in the opinion of Bank, shall have occurred in the financial condition, operations or prospects of any Company or any of their subsidiaries since December 31, 2009.
     SECTION 4.10 MISCELLANEOUS. Borrower shall have provided to Bank such other items and shall have satisfied such other conditions as may be reasonably required by Bank.
ARTICLE V
COVENANTS
     Borrower agrees that so long as the Commitment remains in effect and thereafter until all of the Secured Debt shall have been indefeasibly paid in full, Borrower shall perform and observe, and shall cause each other Company to perform and observe, each of the following provisions:

     SECTION 5.1 INSURANCE. Each Company shall at all times maintain insurance upon its Inventory, Equipment and other personal and real property, business interruption insurance, property insurance, workers’ compensation insurance and liability insurance, in such form, written by such companies, in such amounts, for such period, and against such risks as may be acceptable to Bank, with provisions satisfactory to Bank for payment of all losses thereunder to Bank and such Company as their interests may appear (loss payable and additional insured endorsement in favor of Bank). Any such policies of insurance shall provide for no fewer than thirty (30) days prior written notice of cancellation to Bank. After the occurrence and during the continuance of an Event or Default, Bank is hereby authorized to act as attorney-in-fact for Borrower in obtaining, adjusting, settling and canceling such insurance and indorsing any drafts. In the event of failure to provide such insurance as herein provided, Bank may, at its option, provide such insurance and Borrower shall pay to Bank, upon demand, the cost thereof. Should Borrower fail to pay such sum to Bank upon demand, interest shall accrue thereon, from the date of demand until paid in full, at the Default Rate. Within ten (10) days of receipt by Borrower of Bank’s written request, Borrower shall furnish to Bank such information about any Company’s insurance as Bank may from time to time request, which information shall be prepared in form and detail reasonably satisfactory to Bank and certified by a Financial Officer of Borrower.
     SECTION 5.2 MONEY OBLIGATIONS. Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate reserves have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all of its wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. 206 207) or any comparable provisions; and (c) all of its other obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate reserves have been established in accordance with GAAP) before such payment becomes overdue.
     SECTION 5.3 FINANCIAL STATEMENTS. Borrower shall furnish to Bank:
     (a) within thirty (30) days after the end of each month, balance sheets of Borrower as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for such month and Fiscal Year to date periods, all prepared on a Consolidated basis and consolidating basis, in accordance with GAAP, and in form and detail reasonably satisfactory to Bank;
     (b) within one hundred eighty (180) days after the end of each Fiscal Year of Borrower, an annual review of Borrower for that year prepared on a Consolidated and consolidating basis, in accordance with GAAP, and in form and detail reasonably satisfactory to Bank and reviewed by an independent public accountant satisfactory to Bank, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period, together with an opinion with respect to such financial statements of independent public accountants which opinion will be unqualified and will (i) state, in substance, that such accountants reviewed such financial statements in accordance with GAAP, that such audit provides a reasonable basis for their opinion, and that in their opinion such financial statements present fairly, in all material respects, the Companies on a Consolidated basis as at the end of such Fiscal Year and the results of their operations and cash flows for such Fiscal Year in conformity with GAAP, or (ii) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization);
     (c) promptly after the sending or filing thereof, copies of all reports, proxy statements and financial statements which Borrower or any of its Subsidiaries sends to or files with any of their respective security holders or any securities exchange or the Securities and Exchange Commission or any successor agency thereof pertaining to Borrower or any of its Subsidiaries as the issuer of securities;
     (d) with the delivery of the monthly and annual financial statements in (a) and (b) above, a copy of any management report, letter or similar writing furnished to the Companies by the accountants in respect of the Companies’ systems, operations, financial condition or properties;
     (e) within thirty (30) days after the end of each month, or after the occurrence and during the continuance of a Default or an Event of Default, as frequently as Bank may request, a Borrowing Base Certificate prepared by a Financial Officer of Borrower;
     (f) concurrently with the delivery of the Borrowing Base Certificate, pursuant to (e) above, (i) an accounts receivable aging report, in form and substance reasonably satisfactory to Bank and signed by a Financial Officer of Borrower, and (ii) an accounts payable aging report, in form and substance reasonably satisfactory to Bank and signed by a Financial Officer of Borrower; and
     (g) within ten (10) days of receipt by Borrower of Bank’s written request, such other information about the financial condition, properties and operations of any Company as Bank may from time to time reasonably request, which information shall be submitted in form and detail reasonably satisfactory to Bank and certified by a Financial Officer of the Company or Companies in question as true and correct in all material respects.
     SECTION 5.4 FINANCIAL RECORDS. Each Company shall at all times maintain true and complete (in all material respects) records and books of account, including, without limiting the generality of the foregoing, appropriate reserves for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon reasonable notice to such Company) permit Bank to examine that Company’s books and records and to make excerpts therefrom and transcripts thereof.
     SECTION 5.5 FRANCHISES. Each Company shall preserve and maintain at all times its existence, material rights and other franchises.
     SECTION 5.6 ERISA COMPLIANCE. No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. Borrower shall furnish to Bank (a) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, a statement of the Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, (b) promptly after the filing thereof with the Internal Revenue Service, copies of each annual report with respect to each ERISA Plan established or maintained by such Company for each plan year, including (i) where required by law, a statement of assets and liabilities of such ERISA Plan as of the end of such plan year and statements of changes in fund balance and in financial position, or a statement of changes in net assets available for plan benefits, for such plan year, certified by an independent public accountant satisfactory to Bank and (ii) an actuarial statement of such ERISA Plan applicable to such plan year, certified by an enrolled actuary of recognized standing acceptable to Bank, and (c) promptly after receipt thereof a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company; provided, that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service. Borrower shall promptly notify Bank of any material taxes assessed, proposed to be assessed or that Borrower has reason to believe may be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section, “material” means the measure of significance that shall be determined as being an amount equal to One Hundred Thousand Dollars ($100,000). As soon as practicable, and in any event within twenty (20) days, after any Company becomes aware that an ERISA Event has occurred, such Company shall provide Bank with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto. Borrower shall, at the request of Bank, deliver or cause to be delivered to Bank, as the case may be, true and correct copies of any documents relating to the ERISA Plan of any Company.
     SECTION 5.7 FINANCIAL COVENANTS.
     (a) LEVERAGE RATIO. Borrower shall not permit, the Leverage Ratio of Borrower, measured as of the last day of each Fiscal Quarter of Borrower to exceed 2.50 to 1.00.
     (b) FIXED CHARGE COVERAGE RATIO. Borrower shall not permit the Fixed Charge Coverage Ratio of Borrower, measured as of the last day of each Fiscal Quarter of Borrower to be less than 1.20 to 1.00.
     (c) MINIMUM NET WORTH. Borrower shall not suffer or permit its Net Worth at any time, based upon the financial statements of the Borrower for the most recently completed Fiscal Year, to be less than the current minimum amount required, which current minimum amount required shall be $1,374,503 on the Closing Date, with such current minimum amount required to be positively increased by (i) an amount equal to 70% of the net proceeds of the CTP IPO on the date Borrower receives such net proceeds, and (ii) the Increase Amount on December 31, 2010, and (iii) an additional Increase Amount on each the last day of each succeeding Fiscal Year thereafter. As used herein, the term “Increase Amount” shall mean an amount equal to fifty percent (50%) of Net Income for the Fiscal Year then ended with no deduction for losses.
     (d) MAXIMUM CAPITAL EXPENDITURES. Borrower will not make in any Fiscal Year “Unfunded” Capital Expenditures or contracts for Capital

Expenditures, including Capital Leases, aggregating an amount in excess of Borrower’s depreciation as reflected in Borrower’s financial statements for its next preceding Fiscal Year. For the purposes of this Section 5.7, the word “Unfunded” means any new Capital Expenditure that is not funded by borrowings from the Bank.
     SECTION 5.8 BORROWING. Except to the extent otherwise permitted under Sections 5.11, 5.12 and 5.13 hereof, no Company shall create, incur or have outstanding any Indebtedness of any kind; provided, that this Section shall not apply to (a) the Loans, the Letters of Credit or any other Indebtedness under this Agreement; (b) any Indebtedness incurred by Borrower or any Company in respect of Capital Leases and any Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets after the Closing Date that is secured by purchase money mortgage or purchase money security interests, so long as the combined aggregate principal amount of all such Indebtedness does not exceed (i) One Hundred Thousand Dollars ($100,000) during any Fiscal Year, or (ii) One Hundred Fifty Thousand Dollars ($150,000) at any time outstanding; (c) Indebtedness under any Hedge Agreement entered into by Borrower with Bank (or its respective Affiliates) in connection with the Debt; (d) secured Subordinated Indebtedness owing to Jeffrey Christian in an amount not to exceed Four Million One Hundred Thousand Dollars ($4,100,000); and (e) any other unsecured Indebtedness in an aggregate amount not to exceed Two Million Dollars ($2,000,000) at any time outstanding.
     SECTION 5.9 LIENS. No Company shall create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section shall not apply to Permitted Liens. In addition, no Company shall enter into any contract or agreement that would prohibit Bank from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of a Company.
     SECTION 5.10 REGULATIONS U AND X. No Company shall take any action that would result in any non compliance of the Loans with Regulations U and X of the Board of Governors of the Federal Reserve System. The Loans, the Letters of Credit or any other financing provided by Bank to Borrower shall not be used to purchase or carry margin stock within the meaning of the aforementioned Regulation U.
     SECTION 5.11 INVESTMENTS AND LOANS. Except to the extent otherwise permitted under Sections 5.8, 5.12 and 5.13 hereof, no Company shall (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind other than under guarantees of the Indebtedness of Companies permitted pursuant to the terms of this Agreement; provided, that this Section shall not apply to:
     (i) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;
     (ii) any investment in Cash Equivalents;

     (iii) any other loans or investments so long as all such investments and loans from all Companies aggregate not more than the maximum principal sum of One Hundred Thousand Dollars ($100,000) at any time outstanding; and
     (iv) the creation, acquisition or holding of Subsidiaries so long as such Subsidiary is a Domestic Subsidiary which is a Wholly-Owned Subsidiary of Borrower and otherwise in compliance with Section 5.22 of this Agreement.
     SECTION 5.12 MERGER AND SALE OF ASSETS. Except to the extent otherwise permitted under Sections 5.8, 5.11 and 5.13 hereof, no Company shall merge or consolidate with any other Person, liquidate, dissolve or terminate in whole or in part, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist, any Company may sell or dispose of assets so long as (i) such assets are sold for fair market value (as determined in the good faith of Borrower’s senior management), and (ii) such assets are sold in amounts not to exceed Fifty Thousand Dollars ($50,000) in the aggregate for all Companies in any Fiscal Year of Borrower.
     SECTION 5.13 ACQUISITIONS. Except to the extent otherwise permitted under Sections 5.11, 5.12 and 5.8 hereof, Permitted Acquisitions, investments permitted under Section 5.11 hereof, Capital Expenditures permitted under Section 5.7 hereof and acquisitions of assets in the ordinary course of business, no Company shall acquire or permit any Subsidiary to acquire the assets or stock of any other Person.
     SECTION 5.14 NOTICE. Borrower shall promptly notify Bank of each of the following (and in no event later than three (3) Business Days after a Financial Officer becoming aware thereof):
     (a) the occurrence or existence or continuance of any Default or Event of Default;
     (b) any representation or warranty made in Article VII hereof or elsewhere in this Agreement or in any Related Writing is likely to for any reason cease in any material respect to be true and complete;
     (c) any breach or non performance of, or any default under, any material contract of a Company, or any violation of, or non-compliance with, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement, which, in either case, could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Company has taken, is taking or proposes to take in respect thereof;
     (d) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Company and any Governmental Unit which could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;
     (e) the commencement of, or any material development in, any litigation or proceeding affecting any Company (i) in which the amount of damages claimed is One Hundred Thousand Dollars ($100,000) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement, any Loan Document or any Related Agreement;
     (f) any Material Adverse Effect (as determined by a Financial Officer) subsequent to the date of the most recent reviewed financial statements of Borrower delivered to Bank pursuant to this Agreement;
     (g) any material change (as determined by a Financial Officer) in accounting policies by any Company;
     (h) any material change (as determined by a Financial Officer) to any Company’s insurance coverage;
     (i) there is (i) any material adverse change (as determined by a Financial Officer) to any Company’s right to use any of its Intellectual Property necessary for the conduct of its business, (ii) any addition or acquisition of any new material Intellectual Property or (iii) any registration of any Intellectual Property with the United States Patent and Trademark Office; and
     (j) any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Company if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
     Each notice pursuant to this Section shall be accompanied by a written statement by a Financial Officer on behalf of the Borrower setting forth details of the occurrence referred to therein, and stating what action the Borrower proposes to take with respect thereto and at what time. Each notice under Section 5.14 hereof shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.
     SECTION 5.15 ENVIRONMENTAL COMPLIANCE. Each Company shall comply with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which any Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, hazardous wastes, solid waste or other substances or wastes, accepts for transport any hazardous substances, hazardous wastes, solid waste or other substances or wastes or holds any interest in real property or otherwise. Borrower shall furnish to Bank, promptly after receipt thereof, a copy of any notice that any Company may receive from any governmental authority, private Person or otherwise that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company. No Company shall allow the release or disposal of hazardous substances, hazardous waste, solid waste or other substances or wastes on, under or to any real property in which any Company holds any interest in violation of any Environmental Law. As used in this Section, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any governmental authority, private Person or otherwise. Borrower shall defend, indemnify and hold Bank harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including reasonable attorneys’ fees) arising out of or resulting from the noncompliance by any

Company with any Environmental Law. Such indemnification shall survive any termination of this Agreement.
     SECTION 5.16 AFFILIATE TRANSACTIONS. No Company shall, or shall permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of a Company on terms that are less favorable to such Company or such Subsidiary, as the case may be, than those that might be obtained at the time in a transaction with a non Affiliate.
     SECTION 5.17 [RESERVED].
     SECTION 5.18 NAMES AND LOCATION OF COLLATERAL. No Company shall change its jurisdiction of organization or, other than the CTP IPO Name Change, change its name as currently set forth in its Formation Documents, unless, in each case, such Company shall provide Bank with at least thirty (30) days prior written notice thereof. No Company shall use trade names, assumed names or fictitious names without giving Bank at least thirty (30) days prior written notice thereof. Borrower shall also provide Bank with at least thirty (30) days prior written notification of (a) any change in any location where any Company’s Inventory or Equipment is maintained, and any new locations where any Company’s Inventory or Equipment is to be maintained; (b) any change in the location of the office where any Company’s records pertaining to its Accounts are kept; (c) the location of any new places of business and the changing or closing of any of its existing places of business; and (d) any change in any Company’s chief executive office. In the event of any of the foregoing, including the CTP IPO Name Change, Borrower hereby authorizes Bank to file, new UCC financing statements (as Borrower’s irrevocable attorney-in-fact) describing the Collateral and otherwise in form and substance sufficient for recordation wherever necessary or appropriate, as determined in Bank’s sole discretion, to perfect or continue perfected the security interest of Bank in the Collateral, based upon such new places of business or names, and Borrower shall pay all filing and recording fees and taxes in connection with the filing or recordation of such financing statements and shall immediately reimburse Bank therefor if Bank pays the same. Such amounts shall be Related Expenses hereunder. Notwithstanding anything to the contrary contained herein, Borrower shall not be permitted to move any Collateral from a location inside the United States to a location outside the United States without the prior written consent of Bank.
     SECTION 5.19 AMENDMENT OF ORGANIZATIONAL DOCUMENTS. Other than in connection with the CTP IPO Organizational Conversion and the CTP IPO Name Change, no Company shall amend its Organizational Documents without the prior written consent of Bank, such consent not to be unreasonably withheld, conditioned or delayed.
     SECTION 5.20 [RESERVED].
     SECTION 5.21 ADDITIONAL SUBSIDIARIES. Each Subsidiary created or acquired subsequent to the Closing Date (as permitted under the terms of this Agreement) shall also be subject to the satisfaction of the following conditions on or prior to the date of its creation or acquisition (or such other time frame as specified below):

     (i) Borrower shall provide written notice to Bank at least thirty (30) days prior to the creation or acquisition of such Subsidiary;
     (ii) such Subsidiary shall execute and deliver to Bank a Joinder Agreement, in form and substance satisfactory to Bank whereby such Subsidiary shall become Borrower hereunder and shall pledge its Collateral as security hereunder;
     (iii) the Company which acquired or created such Subsidiary shall execute and deliver to Bank a Pledge Agreement with respect to all of its issued and outstanding Capital Stock of such Subsidiary, and otherwise in form and substance satisfactory to Bank, together with the original stock certificates (or equivalent) and appropriate stock powers (or equivalent);
     (iv) Borrower shall deliver to Bank, appropriate UCC financing statements naming such Subsidiary as debtor;
     (v) with respect to an acquired Subsidiary, Borrower shall deliver to Bank, the results of UCC, federal and state tax lien and judicial lien searches with regard to such Subsidiary, satisfactory to Bank;
     (vi) Borrower shall deliver to Bank, an officer’s certificate certifying the names of the officers (or other authorized Persons) of such Subsidiary authorized to sign the Loan Documents, together with the true signatures of such officers (or other authorized Persons) and certified copies of (A) the resolutions of the board of directors (or equivalent governing body) of such Subsidiary evidencing approval of the execution and delivery of the Loan Documents and the execution of other Related Writings to which such Subsidiary is a party, (B) the Formation Documents of such Subsidiary having been recently certified by the Secretary of State of the jurisdiction under which such shall have been organized, and (C) the Governance Documents of such Subsidiary;
     (vii) Borrower shall deliver to Bank an opinion of counsel for such Subsidiary, in form and substance reasonably satisfactory to Bank;
     (viii) Borrower shall deliver to Bank, a good standing certificate (or equivalent) for such Subsidiary issued by the Secretary of State in the state(s) where such Subsidiary is organized or qualified as a foreign entity;
     (ix) Borrower shall deliver to Bank, revised schedules to this Agreement reflecting the information required thereon for such Subsidiary; and
     (x) Borrower shall deliver to Bank such other documents as Bank may request, in its reasonable discretion.
     SECTION 5.22 COLLATERAL. Borrower shall:
     (a) at all reasonable times with reasonable notice (unless an Event of Default shall have occurred and is continuing) allow Bank by or through any of its officers, agents,

employees, attorneys, or accountants to (i) examine, inspect, and make extracts from Borrower’s books and other records, including, without limitation, the tax returns of Borrower; (ii) arrange for verification of Borrower’s Accounts, under reasonable procedures, directly with Account Debtors or by other methods; provided, however, that during such times as no Event of Default exists, Bank will not directly contact any Account Debtor without the prior consent of Borrower; and (iii) examine and inspect Borrower’s Inventory and Equipment, wherever located;
     (b) promptly furnish to Bank upon request (i) additional statements and information with respect to the Collateral, and all writings and information relating to or evidencing any of Borrower’s Accounts (including, without limitation, computer printouts or typewritten reports listing the mailing addresses of all present Account Debtors), and (ii) any other writings and information as Bank may reasonably request;
     (c) notify Bank in writing promptly upon the creation of any Accounts with respect to which the Account Debtor is the United States of America or any state, city, county or other governmental authority or any department, agency or instrumentality of any of them, or any foreign government or instrumentality thereof or any business which is located in a foreign country;
     (d) promptly notify Bank in writing of any information which Borrower has or may receive with respect to the Collateral which is likely to in any manner materially and adversely affect the value thereof or the rights of Bank with respect thereto; and
     (e) maintain the Equipment in good operating condition and repair, ordinary wear and tear excepted, making all necessary replacements thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved, and promptly inform Bank of any material deletions from the Equipment.
     If Borrower fails to keep and maintain the Equipment in good operating condition, Bank may (but shall not be required to) so maintain or repair all or any part of the Equipment and the cost thereof shall be a Related Expense. All Related Expenses are payable to Bank upon demand therefor; Bank may, at its option, debit Related Expenses directly to the Revolving Credit Notes or any other Notes.
     SECTION 5.23 FURTHER ASSURANCE. Borrower will, at no expense to Bank, make and do all such acts and things (including, without limitation, the delivery to Bank of any Chattel Paper, Document, Instrument, or other writing or record of any kind the possession of which perfects a security interest therein, and the taking of any action necessary to give Bank control of any Chattel Paper, Deposit Account, Investment Property, or Letter of Credit Rights the control of which perfects a security interest therein) as Bank may from time to time reasonably require for the better evidencing, perfection, protection, or validation of, or realization of the benefits of, its security interest in the Collateral of Borrower or any real property of Borrower. Without limiting the generality of the foregoing, Borrower will, at no expense to Bank, upon each request of Bank:
     (i) complete, correct, amend, continue, supplement, sign (or otherwise authenticate if Bank shall so require), and file in such public offices as Bank may from time to time deem advisable, such financing statements and amendments thereto (including, without limitation, continuation statements or new financing statements deemed necessary by Bank in connection with the CTP IPO Organizational Conversion and the CTP IPO Name Change) naming Borrower as debtor and containing such collateral indications (including, by way of example, but without limitation, “all assets in which debtor now has or hereafter acquires any rights or any power to transfer rights” or “all personal property and fixtures in which debtor now has or hereafter acquires any rights or any power to transfer rights”) and other information (including, without limitation, if Bank shall require, a statement to the effect that all chattel paper and each and every instrument in which Borrower has or at any time acquires any rights or any power to transfer rights has been assigned to Bank, and any further assignment of all or any part of any such chattel paper or instrument or any interest therein violates the rights of Bank) as Bank may from time to time reasonably require,
     (ii) sign (or otherwise authenticate if Bank shall so require) and deliver, and, upon each request of Bank, cause third parties to sign (or otherwise authenticate if Bank shall so require) and deliver, such affidavits, assignments, financing statements, indorsements of specific items of the Collateral of Borrower, mortgages, powers of attorney, control agreements, security agreements, and other writings and other records, as Bank may from time to time reasonably require, each in form and substance satisfactory to Bank, including, without limitation, short form motor vehicle security agreements in the form and substance as Bank shall reasonably require,
     (iii) cause all Chattel Paper and Instruments in which Borrower now has or hereafter acquires any rights to bear a conspicuous legend, in form and substance satisfactory to Bank, indicating that the Chattel Paper or Instrument, as the case may be, has been assigned to Bank and that further assignment thereof violates the rights of Bank,
     (iv) cause all applicable certificates of title (in the case of any motor vehicle or other chattel in which Bank has been granted a security interest by Borrower and which is subject to any certificate of title law) to be duly noted with Bank’s security interest and to be deposited with Bank,
     (v) comply with every other reasonable requirement deemed necessary by Bank for the perfection of its security interest in the Collateral of Borrower,
     (vi) deliver a landlord waiver and mortgagee waiver, if applicable, each in form and substance reasonably satisfactory to Bank, for each location of Borrower where any Collateral is located,
     (vii) deliver an Intellectual Property Security Agreement, in form and substance satisfactory to Bank, with respect to any registered Intellectual Property owned by Borrower, and

     (viii) in addition to, and not in any way limiting, the provisions of this Section, in connection with the CTP IPO Organizational Conversion and the CTP IPO Name Change, Borrower agrees to re-execute any Loan Document that Bank determines is reasonably necessary in order to better evidence, perfect, or validate Bank’s security interest in the Collateral of Borrower.
     Borrower hereby authorizes Bank to file financing statements with respect to the Collateral, including such financing statements that describe the Collateral as “all assets” or “all personal property” or words of similar effect. Borrower hereby authorizes Bank or Bank’s designated agent (but without obligation by Bank to do so) to make and do all such acts and things referred to in this Section, and to incur Related Expenses (whether prior to, upon, or subsequent to any Default or Event of Default), and Borrower shall promptly repay, reimburse, and indemnify Bank for any and all Related Expenses. All Related Expenses are payable to Bank upon demand therefor; Bank may, at its option, debit Related Expenses directly to the Revolving Credit Notes or any other Notes.
     SECTION 5.24 FISCAL YEAR. No Company will, or will permit any Subsidiary to, change its Fiscal Year or the Fiscal Year of its Subsidiaries without the consent of Bank.
     SECTION 5.25 ANTI-TERRORISM LAWS. No Company shall (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. Borrower shall deliver to Bank any certification or other evidence requested from time to time by Bank in its sole discretion, confirming Borrower’s compliance with this Section.
     SECTION 5.26 OTHER BUSINESSES. Each Company will not, and will not permit any of its Subsidiaries to, engage in any business other than the business in which they are currently engaged or any other businesses reasonably related or incidental thereto.
     SECTION 5.27 SPECULATIVE TRANSACTIONS. No Company will, or will permit any of its Subsidiaries to, engage in any transaction involving commodity options or futures contracts or any similar speculative transactions (including, without limitation, take-or-pay contracts).
     SECTION 5.28 BANKING RELATIONSHIP. Until payment in full of the Secured Debt, Borrower shall maintain its primary banking, treasury management and depository relationship with Bank.
     SECTION 5.29 MODIFICATIONS TO DOCUMENTS EVIDENCING SUBORDINATED INDEBTEDNESS. The Companies shall not permit any amendment, restatement, waiver or other modification of any document evidencing Subordinated Indebtedness without the prior written consent of Bank, which such consent shall not be unreasonably withheld, delayed or conditioned..

     SECTION 5.30 CTP IPO DOCUMENTS. Within three (3) Business Days after consummation of the CTP IPO, Borrower shall deliver to Bank (i) copies of the CTP IPO Documents having been certified by an officer of Borrower as true and correct, (ii) any other evidence that Bank reasonably requests, in form and substance satisfactory to Bank, that the CTP IPO has been completed, and (iii) evidence that all necessary documents or instruments have been filed with all appropriate governmental offices.
     SECTION 5.31 CTP IPO ORGANIZATIONAL CONVERSION DOCUMENTS AND CTP IPO NAME CHANGE DOCUMENTS. Within three (3) Business Days after consummation of the CTP IPO Organizational Conversion, Borrower shall deliver to Bank (i) copies of the CTP IPO Organizational Conversion Documents having been certified by an officer of Borrower as true and correct, (ii) copies of the CTP IPO Name Change Documents having been certified by an officer of Borrower as true and correct, (iii) any other evidence that Bank reasonably requests, in form and substance satisfactory to Bank, that the CTP IPO Organizational Conversion and the CTP IPO Name Change has been completed, and (iv) evidence that all necessary documents or instruments have been filed with all appropriate governmental offices in connection with the CTP IPO Organizational Conversion and the CTP IPO Name Change.
ARTICLE VI
SECURITY
     SECTION 6.1 SECURITY INTEREST IN COLLATERAL. In consideration of and as security for the full and complete payment of all of the Secured Debt, Borrower hereby creates and provides for in favor of Bank (and in regard to Hedge Agreements, its respective Affiliates), and grants to Bank (and in regard to Hedge Agreements, its respective Affiliates), a security interest in and an assignment of the Collateral of Borrower. The “Collateral” of Borrower shall mean, collectively,
     (a) all Accounts, all Chattel Paper, all Deposit Accounts, all Documents, all Equipment, all fixtures, all General Intangibles, all Instruments, all Inventory, all Investment Property, all letters of credit, all Letter of Credit Rights, all Receivables, all Intellectual Property and all Supporting Obligations in which Borrower now has or hereafter acquires any rights or any power to transfer rights;
     (b) all Commercial Tort Claims in which Borrower now has rights or any power to transfer rights and which are described on Schedule 7.4 hereto;
     (c) all property, tangible or intangible, in which Borrower now has or hereafter acquires any rights or any power to transfer rights and which now or hereafter is in the control (by Document or otherwise) or possession of Bank or is owed by Bank to Borrower, including, without limitation, any Cash Collateral Account and all other Deposit Accounts; and
     (d) all accessions to and Products of all or any part of the goods hereinbefore described, all replacements and substitutions for, and all additions to, and all Proceeds of, all or any part of the property described in the foregoing clauses (a), (b), and (c) or any other accessions, Products, replacements, substitutions, additions, or Proceeds in which Borrower now has or hereafter acquires any rights or any power to transfer rights.

     SECTION 6.2 AFTER ACQUIRED PROPERTY. As to any property that would be included among the Collateral of Borrower on the date hereof but for the fact that such property does not presently exist or the fact that Borrower does not presently have any rights in such property or any power to transfer rights therein, such property shall be included among the Collateral of Borrower, and Bank’s security interest in such property shall automatically attach thereto, immediately when such property comes into existence and Borrower acquires any rights therein or any rights to transfer rights therein, in each case without the making or doing of any further or other act or thing. If, at any time after the date hereof, Borrower shall acquire any rights or any power to transfer rights in any Commercial Tort Claim, or if the UCC shall be amended to include within its scope any property that, prior to giving effect to such amendment, would not be included among the Collateral of Borrower, then, and in each such case, Borrower shall forthwith notify Bank and shall execute and deliver to Bank (or otherwise authenticate if Bank shall require) such security agreements and other writings or records as Bank shall reasonably require, each in form and substance reasonably satisfactory to Bank, for the purpose of granting in favor of Bank, as security for the Secured Debt, a perfected first priority security interest in and assignment of such Commercial Tort Claim or other property and all proceeds thereof, free and clear of any Lien other than any in favor of Bank. Upon the granting of such security interest, such Commercial Tort Claim or other property, as the case may be, and all Proceeds thereof shall be deemed to be included among the Collateral of Borrower. Borrower shall not open any Commodity Account, Deposit Account, or Securities Account, unless, prior to or concurrently with the opening thereof, Borrower and the Person by which or with which such Commodity Account, Deposit Account or Securities Account, as the case may be, is to be maintained shall have entered into a control agreement in form and substance satisfactory to Bank.
     SECTION 6.3 COLLECTIONS AND RECEIPT OF PROCEEDS BY BORROWER. Prior to the exercise by Bank of its rights under Article IX of this Agreement, both (i) the lawful collection and enforcement of all of Borrower’s Receivables, and (ii) the lawful receipt and retention by Borrower of all Proceeds of all of Borrower’s Receivables and Inventory shall be as the agent of Bank. After the occurrence and during the continuance of an Event of Default and upon notice from Bank, a Cash Collateral Account shall be opened by Borrower at the main office of Bank and all such lawful collections of Borrower’s Receivables and such Proceeds of Borrower’s Receivables and Inventory shall be remitted daily by Borrower to Bank in the form in which they are received by Borrower, either by mailing or by delivering such collections and Proceeds to Bank, appropriately endorsed for deposit in the Cash Collateral Account. Borrower shall not commingle such collections or Proceeds with any of Borrower’s other funds or property, but shall hold such collections and Proceeds separate and apart therefrom upon an express trust for Bank. In such event, Bank may, in its sole discretion, at any time and from time to time, apply all or any portion of the account balance in the Cash Collateral Account as a credit against (a) the outstanding principal or interest of any Note or Notes, or (b) any other Secured Debt; provided, however, that such credit shall be applied only to the Revolving Loans (without permanent reduction thereof) unless the conditions set forth in Section 2.3(b) hereof shall then exist, in which case, Bank shall apply such credit to the Secured Debt in the manner provided in Section 2.3(b) hereof. If any remittance shall be dishonored, or if, upon final payment, any claim with respect thereto shall be made against Bank on its warranties of collection, Bank may charge the amount of such item against the Cash Collateral Account or any other Deposit Account maintained by Borrower with Bank, and, in any event, retain the same and Borrower’s interest therein as additional security for the Secured Debt. Bank may, in its sole discretion, at any time and from time to time, release funds from the Cash Collateral Account to Borrower for use in Borrower’s business. The balance in the Cash Collateral Account may be withdrawn by Borrower upon termination of this Agreement and payment in full of all of the Secured Debt. After the occurrence and during the continuance of an Event of Default and after notice from Bank to Borrower, Borrower shall cause all remittances representing collections and Proceeds of Collateral to be mailed to a lock box in Cleveland, Ohio, to which Bank shall have access for the processing of such items in accordance with the provisions, terms and conditions of Bank’s customary lock box agreement.
     Bank shall at all times have the rights and remedies of a secured party under the UCC, in addition to the rights and remedies of a secured party provided elsewhere within this Agreement, in any other writing executed by Borrower or otherwise provided by law. Bank, or Bank’s designated agent, is hereby constituted and appointed Borrower’s attorney-in-fact with authority and power, after the occurrence and during the continuance of an Event of Default, to endorse any and all instruments, documents, and chattel paper upon Borrower’s failure to do so. Such authority and power, being coupled with an interest, shall be (a) irrevocable until all of the Secured Debt is paid, (b) exercisable by Bank at any time and without any request upon Borrower by Bank to so endorse, and (c) exercisable in Bank’s name or Borrower’s name. Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof. Bank shall not be bound or obligated to take any action to preserve any rights therein against prior parties thereto.
     SECTION 6.4 COLLECTIONS AND RECEIPT OF PROCEEDS BY BANK. Borrower hereby constitutes and appoints Bank, or Bank’s designated agent, as Borrower’s attorney-in-fact to exercise, at any time after the occurrence and during the continuance of an Event of Default, all or any of the following powers which, being coupled with an interest, shall be irrevocable until the complete and full payment of all of the Secured Debt:
     (a) to receive, retain, acquire, take, endorse, assign, deliver, accept, and deposit, in Bank’s name or Borrower’s name, any and all of Borrower’s cash, instruments, chattel paper, documents, Proceeds of Receivables, Proceeds of Inventory, collection of Receivables, and any other writings relating to any of the Collateral;
     (b) to transmit to Account Debtors, on any or all of Borrower’s Receivables, notice of assignment to Bank thereof and Bank’s security interest therein and to request from such Account Debtors at any time, in Bank’s name or in Borrower’s name, information concerning Borrower’s Receivables and the amounts owing thereon;
     (c) to transmit to purchasers of any or all of Borrower’s Inventory, notice of Bank’s security interest therein, and to request from such purchasers at any time, in Bank’s name or in Borrower’s name, information concerning Borrower’s Inventory and the amounts owing thereon by such purchasers;
     (d) to notify and require Account Debtors on Borrower’s Receivables and purchasers of Borrower’s Inventory to make payment of their indebtedness directly to Bank;
     (e) to take or bring, in Bank’s name or Borrower’s name, all steps, actions, suits, or proceedings deemed by Bank necessary or desirable to effect the receipt, enforcement, and collection of the Collateral; and

     (f) to accept all collections in any form relating to the Collateral, including remittances which may reflect deductions, and to deposit the same, into Borrower’s Cash Collateral Account or, at the option of Bank, to apply them as a payment against any Note or Notes or any other Secured Debt.
     SECTION 6.5 USE OF INVENTORY AND EQUIPMENT. Unless otherwise prohibited by Bank after an Event of Default shall have occurred and be continuing, Borrower may (a) retain possession of and use its Inventory and Equipment in any lawful manner not inconsistent with this Agreement or with the terms, conditions, or provisions of any policy of insurance thereon; (b) sell or lease its property consisting solely of Inventory in the ordinary course of business and other property as expressly permitted under this Agreement; provided, however, that a sale or lease in the ordinary course of business does not include a transfer in partial or total satisfaction of an Indebtedness, except for transfers in satisfaction of partial or total purchase money prepayments by a buyer in the ordinary course of Borrower’s business; and (c) use and consume any raw materials or supplies, the use and consumption of which are necessary in order to carry on Borrower’s business.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
     Borrower represents and warrants that the statements set forth in this Article VII are true, correct and complete.
     SECTION 7.1 EXISTENCE; SUBSIDIARIES; FOREIGN QUALIFICATION. Each Company is duly organized, validly existing, and in good standing (or equivalent) under the laws of its state of organization and is duly qualified and authorized to do business and is in good standing (or equivalent) as a foreign organization in the jurisdictions set forth opposite its name on Schedule 7.1 hereto, which are all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary. Schedule 7.1 hereto sets forth each Company and each Person that is an owner of such Company’s Capital Stock, its name as set forth in its Formation Documents, its state of organization, its organizational identification number (or if none a statement to that effect), its relationship to Borrower, including the percentage of Capital Stock owned by a Company or the percentage of Capital Stock of a Company owned by it and its principal place of business. Except as set forth in Schedule 7.1 hereto, no Company has, at any time during the period of five (5) consecutive years ending on the date of this Agreement, used or done business under, or been known among creditors by, any name other than the name of such Company set forth in such Company’s Formation Documents. Schedule 7.1 sets forth as of the Closing Date all fictitious names and “DBAs” utilized by the Companies.
     SECTION 7.2 AUTHORITY. Each Company has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which each Company is a party have been duly authorized and approved by such Company’s Board of Directors (or other governing body) and are the valid and binding obligations of such Company, enforceable against such Company in accordance with their respective terms. The execution, delivery and performance of the Loan Documents will not conflict with nor result in any breach in any of the provisions of, or constitute a default under, or result in the creation of any Lien (other than the Permitted Liens) upon any assets or property of any Company under the provisions of, such Company’s Organizational Documents or any agreement.
     SECTION 7.3 COMPLIANCE WITH LAWS. Each Company:
     (a) holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from federal, state, local, and foreign governmental and regulatory bodies necessary for the conduct of its business and is in compliance (in all material respects) with all applicable laws relating thereto;
     (b) is in compliance (in all material respects) with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices; and
     (c) is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except where such violation or default could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 7.4 LITIGATION AND ADMINISTRATIVE PROCEEDINGS. No Company has any rights in or any power to transfer rights in any Commercial Tort Claim except for any such claim described on Schedule 7.4 to this Agreement or in any security agreement executed and delivered to Bank by such Company after the date of this Agreement as pursuant to this Agreement or another Related Writing. Except as disclosed on Schedule 7.4 hereto, as to any of which, if determined adversely, would not have a Material Adverse Effect, there are (a) no lawsuits, actions, investigations, or other proceedings pending or, to the knowledge of each Company, threatened against any Company, or in respect of which any Company may have any liability, in any court or before any governmental authority, arbitration board, or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or government agency or instrumentality to which any Company is a party or by which the property or assets of any Company are bound, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or, to the knowledge of each Company, threats of work stoppage, strike, or pending demands for collective bargaining.
     SECTION 7.5 LOCATION. Schedule 7.5 hereto sets forth, for each Company, as of the date hereof:
     (a) the location of each its chief executive offices existing during the period of five (5) years ending upon and including the date of this Agreement;
     (b) each location at which any Company has maintained, at any time during the period of five (5) years ending upon and including the date of this Agreement, a place of business, and each location at which Borrower has kept any goods or any records concerning its Receivables during such period; and
     (c) the name and address of each Person (other than a Company) having possession of any goods of any Company, and a description of the goods in such Person’s possession.

     Each Person set forth in Schedule 7.5 hereto pursuant to clause (c) of this Section 7.5 has acknowledged in writing, in form and substance satisfactory to Bank, that among other things, it holds or possesses of such Company’s goods for the sole benefit of Bank.
     SECTION 7.6 TITLE TO ASSETS. Each Company has good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except Permitted Liens.
     SECTION 7.7 LIENS AND SECURITY INTERESTS. Except for the Permitted Liens, (a) there is no financing statement outstanding covering any personal property of any Company; (b) there is no mortgage outstanding covering any real property of any Company; (c) no real or personal property of any Company is subject to any security interest or Lien of any kind; and (d) Bank has a valid and enforceable first priority security interest in the Collateral. No Company has entered into any contract or agreement that exists on or after the Closing Date that would prohibit Bank from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of any Company.
     SECTION 7.8 INVESTMENT ACCOUNTS. Schedule 7.8 hereof sets forth, as of the date hereof, for each Company, the name of each Person by which there is maintained, or with which there is maintained, any Commodity Account, Deposit Account, or Securities Account in which such Company has rights or the power to transfer rights and the title and account number of each such Commodity Account, Deposit Account or Securities Account. Borrower has furnished to Bank a true and complete copy of each agreement relating to any Commodity Account, Deposit Account, or Securities Account set forth in Schedule 7.8, including, without limitation, any agreement between the Person by which or with which such Commodity Account, Deposit Account, or Securities Account, as the case may be, is maintained, and any Company that has rights or the power to transfer rights therein, together with a true and complete copy of the most recent account statement relating thereto.
     SECTION 7.9 REAL PROPERTIES. Schedule 7.9 hereof sets forth, as of the date hereof the address or tax parcel number of each parcel of real property in which any Company has any estate or interest, together with a description of the estate or interest (e.g., fee simple, leasehold, etc.) held by such Company. Each Company has good and marketable title to and ownership of all real property it purports to own, which property is free and clear of all Liens, except Permitted Liens. Each Company further represents and warrants that with respect to each parcel of such real property of which it is the fee owner, if any,
     (a) the contemplated use and accessory uses of such parcel will not in any material way violate (i) any laws, ordinances or regulations (including subdivision, zoning, building, environmental protection and wetland protection laws), or (ii) any building permits, restrictions of record, or agreements affecting such parcel or any part thereof;
     (b) all consents, licenses and permits and all other authorizations or approvals required for operation of such parcel as contemplated have been obtained or will be obtained prior to the Closing Date, and all laws relating to the operation of such improvements have been complied with, except where the failure to so obtain will not cause or result in a Material Adverse Effect;

     (c) the lawful use and operation of such parcel do not require any variances or special use permits, except where their absence will not cause or result in a Material Adverse Effect;
     (d) no Company has entered into any leases, subleases or other arrangements for occupancy of space within such parcel, other than the leases described in Schedule 7.9 hereof, and Borrowers have delivered to Agent a true, correct and complete copy of each lease, sublease, or other arrangement so described; and
     (e) each lease, sublease, or other arrangement in Schedule 7.9 hereof, is in full force and effect, and, except as disclosed in Schedule 7.9 hereof, or as otherwise disclosed to Agent in writing after the date hereof, there is not continuing any material default on the part of any such each lease, sublease, or other arrangement.
     SECTION 7.10 LETTERS OF CREDIT. Schedule 7.10 hereof sets forth, as of the date hereof, for each Company, the number and available amount of each letter of credit under which any Company is a beneficiary, and the name and address of each issuer and each confirmer, if any, of each such letter of credit.
     SECTION 7.11 TAX RETURNS. All federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein or where the failure to do so does not and will not cause or result in a Material Adverse Effect. The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.
     SECTION 7.12 ENVIRONMENTAL LAWS. Each Company is in compliance with any and all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, hazardous wastes, solid waste or other substances or wastes, accepts or has accepted for transport any hazardous substances, hazardous wastes, solid waste or other substances or wastes or holds or has held any interest in real property or otherwise. No litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the actual knowledge of each Company, threatened, against any Company, any real property or leased property in which any Company holds or has held an interest or any past or present operators of any Company. No release, threatened release or disposal of hazardous substances, hazardous waste, solid waste or other substances or wastes is occurring, or has occurred (other than those that are currently being cleaned up in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations in violation of any Environmental Law. As used in this Section, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private Person or otherwise.
     SECTION 7.13 CONTINUED BUSINESS. There exists no actual, pending, or, to Borrower’s knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, are material to the business of any Company, and there exists no present condition or state of facts or circumstances that would have a Material Adverse Effect or prevent a Company from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.
     SECTION 7.14 EMPLOYEE BENEFITS PLANS. Schedule 7.14 hereto identifies each ERISA Plan. No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Full payment has been made of all amounts which a Controlled Group member is required, under applicable law or under the governing documents, to have been paid as a contribution to or a benefit under each ERISA Plan. The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements to the extent required by GAAP. No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under any ERISA Plan. With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a): (a) any ERISA Plan and any associated trust comply with the applicable requirements of Code Section 401(a), (b) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely), (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired, (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described “remedial amendment period”, and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972. With respect to any Pension Plan, the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets. No Controlled Group Member has or has had in the past, an obligation to contribute to a Multiemployer Plan.
     SECTION 7.15 CONSENTS OR APPROVALS. No consent, approval or authorization of, or filing, registration or qualification with, any governmental authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed.
     SECTION 7.16 SOLVENCY. Each Company has received consideration that is the reasonable equivalent value of the obligations and liabilities that such Company has incurred to Bank. No Company is insolvent as defined in any applicable state or federal statute, nor will any Company be rendered insolvent by the execution and delivery of the Loan Documents to Bank. No Company is engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to Bank incurred hereunder. No Company intends to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.
     SECTION 7.17 FINANCIAL STATEMENTS. The December 31, 2009, reviewed Consolidated financial statements of Borrower and the September 30, 2010, Consolidated financial statements of Borrower, furnished to Bank, are true and complete in all material respects, have been prepared in accordance with GAAP, and fairly present the Companies’ financial condition as of the dates of such financial statements and the results of their operations for the periods then ending. Since the dates of such statements, there has been no change in any Company’s accounting procedures.
     SECTION 7.18 REGULATIONS. No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any Loan (or any conversion thereof) nor the use of the proceeds of any Loan will violate, or be inconsistent with, the provisions of Regulation U or X of said Board of Governors.
     SECTION 7.19 [RESERVED].
     SECTION 7.20 INTELLECTUAL PROPERTY. Each Company owns, possesses, or has the right to use all of the Intellectual Property necessary for the conduct of its business without any known conflict with the rights of others. Schedule 7.20 hereto provides a complete and accurate list of all Intellectual Property owned by each Company, showing as of the date hereof the jurisdiction in which registered, the registration number, the date of registration and the expiration date. Schedule 7.20 also sets forth any domain names owned by any Company and the name of the provider with which such domain name(s) are registered.
     SECTION 7.21 INSURANCE. Each Company maintains insurance as required by Section 5.1 hereof. Schedule 7.21 hereto sets forth all insurance carried by the Companies, setting forth in detail the amount and type of such insurance.
     SECTION 7.22 ACCURATE AND COMPLETE STATEMENTS. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or in the Loan Documents not misleading. After due inquiry by Borrower, there is no known fact that any Company has not disclosed to Bank that has or would have a Material Adverse Effect.
     SECTION 7.23 DEFAULTS. No Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.
     SECTION 7.24 ELIGIBLE ACCOUNTS RECEIVABLE. Other than any items which may be deemed ineligible by Bank in the exercise of its discretion, all of the Eligible Accounts Receivable included in the calculation of the Borrowing Base as set forth in each Borrowing Base Certificate now or hereafter furnished to Bank meets, or as of the date stated thereon, will meet all eligibility requirements specified in the definitions of those terms as set forth in Article I hereof.

     SECTION 7.25 ANTI-TERRORISM LAWS. No Company, nor any Affiliate of any Company, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
     SECTION 7.26 EXECUTIVE ORDER NO. 13224. No Company, nor any Affiliate of any Company, or their respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each a “Blocked Person”):
     (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
     (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
     (iii) a Person or entity with which Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
     (iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;
     (v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or
     (vi) a person or entity who is affiliated or associated with a person or entity listed above.
No Company nor to the knowledge of any Company, any of their agents acting in any capacity in connection with the Loans or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.
ARTICLE VIII
EVENTS OF DEFAULT
     Each of the following shall constitute an Event of Default hereunder:
     SECTION 8.1 PAYMENTS. If any of the Companies shall fail to pay any principal of any Loan (including, without limitation, pursuant to the Notes, Section 2.1 hereof and Section 2.7 hereof), any interest on any Loans or any other payment required to be made by the Companies to Bank under any Loan Document when the same shall be due and payable or within ten (10) Business Days thereafter.
     SECTION 8.2 SPECIAL COVENANTS. If any Company or any Obligor shall fail or omit to perform and observe Sections 5.2 (solely as to income tax liabilities), 5.3, 5.5, 5.7, 5.8,

5.9, 5,10, 5.12, 5.13, 5.18, 5.19, 5.20, 5.25, 5.27, 5.28, 5.29, 6.2, and 6.3 hereof, and that Default, as the case may be, shall not have been fully corrected within thirty (30) days after any officer of Borrower acquires knowledge of the occurrence thereof.
     SECTION 8.3 OTHER COVENANTS. If any Company or any Obligor shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Sections 8.1 or 8.2 hereof) contained or referred to in this Agreement or any Related Writing that is on such Company’s or Obligor’s part, as the case may be, to be complied with, and that Default shall not have been fully corrected within thirty (30) days after any officer of Borrower acquired knowledge of the occurrence thereof; provided however, that so long as Borrower has commenced a remedy of such Default prior to the expiration of such thirty (30) day period and continues to remedy same in good faith with all due diligence, then such thirty (30) days shall be extended for a period not to exceed an additional sixty (60) days.
     SECTION 8.4 REPRESENTATIONS AND WARRANTIES. If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by any Company or any Obligor to Bank or any other holder of any Note, shall be false or erroneous in any material respect (without duplication of materiality qualifiers).
     SECTION 8.5 CROSS DEFAULT. If (a) any Company or any Obligor shall default in the payment of principal or interest due and owing upon any other obligation for borrowed money in excess of One Hundred Thousand Dollars ($100,000) beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity, or (b) a default shall have occurred and be continuing under any document evidencing Subordinated Indebtedness.
     SECTION 8.6 ERISA DEFAULT. The occurrence and continuance of one or more ERISA Events that (a) Bank determines could have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Company.
     SECTION 8.7 CHANGE OF CONTROL. Other than the CTP IPO, if any Change of Control shall occur.
     SECTION 8.8 MONEY JUDGMENT. A final judgment or order for the payment of money in excess of One Hundred Thousand Dollars ($100,000) not covered by insurance shall be rendered against any Company or any Obligor by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired.
     SECTION 8.9 [RESERVED].
     SECTION 8.10 VALIDITY OF LOAN DOCUMENTS. (a) Any material provision, in the sole opinion of Bank reasonably exercised, of any Loan Document shall at any time for any reason cease to be valid and binding and enforceable against any party thereto (other than Bank); (b) the validity, binding effect or enforceability of any Loan Document against any party thereto (other than Bank) shall be contested by any party thereto (other than Bank); (c) any party to any

Loan Document (other than Bank) shall deny that it has any or further liability or obligation thereunder; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Bank the benefits purported to be created thereby.
     SECTION 8.11 NONMONETARY JUDGMENTS. Any nonmonetary judgment or order shall be rendered against any Company that would have a Material Adverse Effect and either (i) enforcement proceedings shall have been commenced by any person upon such judgment or order, or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.
     SECTION 8.12 SOLVENCY. If any Company or any Obligor shall (a) die or discontinue its operations, (b) generally not pay its debts as such debts become due, (c) make a general assignment for the benefit of creditors, (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, (f) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, (g) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or (h) take, or omit to take, any action in order thereby to effect any of the foregoing.
ARTICLE IX
REMEDIES UPON DEFAULT
     Notwithstanding any contrary provision or inference herein or elsewhere,
     SECTION 9.1 OPTIONAL DEFAULTS. If any Event of Default referred to in any of Sections 8.1 through 8.11 hereof shall occur and be continuing, Bank shall have the right, in its discretion, by giving written notice to Borrower, to:
     (a) terminate the Commitments and the credits hereby established, if not previously terminated, and, immediately upon such election, the obligations of Bank to make any further Loan and to issue any Letter of Credit hereunder immediately shall be terminated, and/or
     (b) accelerate the maturity of all of the Secured Debt (if the Secured Debt is not already due and payable), whereupon all of the Secured Debt shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.

     SECTION 9.2 AUTOMATIC DEFAULTS. If any Event of Default referred to in Section 8.12 hereof shall occur and be continuing:
     (a) all of the Commitments and the credits hereby established shall automatically and immediately terminate, if not previously terminated, and Bank thereafter shall not be under any obligation to grant any further Loan or to issue any Letter of Credit, and
     (b) the principal of and interest then outstanding on all Notes, and all of the Secured Debt to Bank, shall thereupon become and thereafter be immediately due and payable in full (if the Secured Debt is not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by Borrower.
     SECTION 9.3 LETTERS OF CREDIT. If the maturity of the Notes is accelerated pursuant to Sections 9.1 or 9.2 hereof, Borrower shall immediately deposit with Bank, as security for Borrower’s obligations to reimburse Bank for any then outstanding Letters of Credit, cash equal to the sum of the aggregate undrawn balance of any then outstanding Letters of Credit. Bank is hereby authorized, at its option, to deduct any and all such amounts from any deposit balances then owing by Bank to or for the credit or account of Borrower and its Subsidiaries or any thereof, as security for Borrower’s obligation to reimburse Bank for any then outstanding Letters of Credit.
     SECTION 9.4 OFFSETS. If there shall occur or be continuing any Event of Default or if the maturity of the Notes is accelerated pursuant to Section 9.1 or 9.2 hereof, Bank shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all Secured Debt then owing by Borrower to Bank, whether or not the same shall then have matured, any and all deposit balances and all other Indebtedness then held or owing by Bank to or for the credit or account of Borrower, all without notice to or demand upon Borrower or any other Person, all such notices and demands being hereby expressly waived by Borrower.
     SECTION 9.5 COLLATERAL. Upon the occurrence and during the continuance of an Event of Default and at all times thereafter, Bank may require Borrower to assemble the Collateral, which Borrower agrees to do, and make it available to Bank at a reasonably convenient place to be designated by Bank. Bank may, with or without notice to or demand upon Borrower and with or without the aid of legal process, make use of such force as may be necessary to enter any premises where the Collateral, or any thereof, may be found and to take possession thereof (including anything found in or on the Collateral that is not specifically described in this Agreement, each of which findings shall be considered to be an accession to and a part of the Collateral) and for that purpose may pursue the Collateral wherever the same may be found, without liability for trespass or damage caused thereby to Borrower. After any delivery or taking of possession of the Collateral, or any thereof, pursuant to this Agreement, then, with or without resort to Borrower personally or any other Person or property, all of which Borrower hereby waives, and upon such terms and in such manner as Bank may deem advisable, Bank, in its discretion, may sell, assign, transfer and deliver any of the Collateral at any time, or from time to time. No prior notice need be given to Borrower or to any other Person in the case of any sale of Collateral which Bank determines to be perishable or to be declining speedily in value or which is customarily sold in any recognized market, but in any other case Bank shall give Borrower not fewer than ten (10) days prior notice of either the time and place of any public sale of the Collateral or of the time after which any private sale or other intended disposition thereof is to be made. Borrower waives advertisement of any such sale and (except to the extent specifically required by the preceding sentence) waives notice of any kind in respect of any such sale. At any such public sale, Bank may purchase the Collateral, or any part thereof, free from any right of redemption, all of which rights Borrower hereby waives and releases. After paying all claims, if any, secured by Liens having precedence over this Agreement, Bank shall apply any payments received on the Secured Debt and the net proceeds of each such sale to or toward the payment of the Secured Debt, whether or not then due, in such order and by such division as set forth in Section 2.3(b) hereof. Any excess, to the extent permitted by law, shall be paid to Borrower, and Borrower shall remain liable for any deficiency. Upon the occurrence and during the continuance of an Event of Default, Bank shall at all times have the right to obtain new appraisals of Borrower or the Collateral, the cost of which shall be paid by Borrower. If Bank sells, leases, licenses, or otherwise disposes of any Collateral of Borrower on credit, then, and in each such case, Borrower will be credited only with payments actually received by Bank and, if any Person obligated to make any payment for any Collateral of Borrower does not make such payment when due, Bank may thereafter sell, lease, license, or otherwise dispose of such Collateral of Borrower. In connection with any sale or other disposition of any Collateral of Borrower, Bank, shall have the right, but no duty, to disclaim warranties of title, possession, quiet enjoyment, and the like, and Bank shall have the right to comply with any applicable requirements of law (whether federal, state, local, or otherwise), and no such disclaimer or compliance shall be considered to have adversely affected the commercial reasonableness of any such sale or other disposition.
ARTICLE X
MISCELLANEOUS
     SECTION 10.1 NO WAIVER; CUMULATIVE REMEDIES; RELATIONSHIP OF THE PARTIES. No omission or course of dealing on the part of Bank or the holder of any Note in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held under any of the Loan Documents or by operation of law, by contract or otherwise. Nothing contained in this Agreement and no action taken by Bank pursuant hereto shall be deemed to constitute between Borrower and Bank a partnership, association, joint venture or other entity. The relationship between Borrower and Bank with respect to the Loan Documents and the Related Writings is and shall be solely that of debtor and creditor, respectively, and Bank shall have no fiduciary obligation toward Borrower with respect to any such documents or the transactions contemplated thereby.
     SECTION 10.2 AMENDMENTS, CONSENTS. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     SECTION 10.3 NOTICES. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement and if to Bank, mailed or delivered to it, addressed to the address of Bank specified on the signature pages of this Agreement. All notices, statements, requests, demands and other communications provided for hereunder shall be given by overnight delivery or first class mail with postage prepaid by registered or certified mail, addressed as aforesaid, except that all notices hereunder shall not be effective until received by Bank or, with respect to Borrower, on the earlier to occur of actual receipt or the first attempted delivery if sent by registered or certified mail.
     SECTION 10.4 COSTS, EXPENSES AND TAXES. Borrower agrees to pay on demand all Related Expenses and all other costs and expenses of Bank, including, but not limited to, (a) administration (including field examinations), travel and out of pocket expenses, including but not limited to reasonable attorneys’ fees and expenses, of Bank in connection with the preparation, negotiation and closing of the Loan Documents and Related Writings and the administration of the Loan Documents and Related Writings, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Bank in connection with the administration of the Loan Documents and Related Writings and the other instruments and documents to be delivered hereunder, (c) the reasonable fees and out of pocket expenses of special counsel for Bank, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto, and (d) the hiring or retention of any third party consultant deemed necessary by Bank to protect and preserve the Collateral, and (e) costs of settlement incurred by Bank after the occurrence of an Event of Default, including but not limited to (1) costs in enforcing any obligation or in foreclosing against the Collateral or other security or exercising or enforcing any other right or remedy available by reason of such Event of Default, (2) costs in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (3) costs of commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to Borrower and related to or arising out of the transactions contemplated hereby or by any of the Loan Documents, (4) costs of taking any other action in or with respect to any suit or proceeding (whether in bankruptcy or otherwise), (5) costs of protecting, preserving, collecting, leasing, selling, taking possession of, or liquidating any of the Collateral, (6) costs in connection with attempting to enforce or enforcing any Lien on or security interest in any of the Collateral or any other rights under the Loan Documents, or (7) costs incurred in connection with meeting with Borrower to discuss such Event of Default and the course of action to be taken in connection therewith. In addition, Borrower shall pay reasonable attorneys’ fees and reasonable fees of other professionals, all lien search and title search fees, all title insurance premiums, all filing and recording fees, all travel expenses and any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agrees to hold Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees. All of the foregoing will be part of the obligations, payable within five (5) days of the receipt by Borrower of demand, and secured by the Collateral and other security for the Secured Debt. The obligations described in this Section 10.4 will survive any termination of this Agreement or the restructuring of the financing arrangements.
     SECTION 10.5 INDEMNIFICATION. Borrower agrees to defend, indemnify and hold harmless Bank (and its respective Affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Bank in connection with any investigative, administrative or judicial proceeding (whether or not Bank shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Secured Debt, or any activities of any Company or any Obligor or any of their respective Affiliates; provided that Bank shall not have the right to be indemnified under this Section for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction. All obligations provided for in this Section 10.5 shall survive any termination of this Agreement.
     SECTION 10.6 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.
     SECTION 10.7 BINDING EFFECT; BORROWER’S ASSIGNMENT. This Agreement shall become effective when it shall have been executed by Borrower and Bank, and thereafter shall be binding upon and inure to the benefit of Borrower and Bank and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Bank.
     SECTION 10.8 SEVERABILITY OF PROVISIONS; CAPTIONS; ATTACHMENTS. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to Sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.
     SECTION 10.9 ENTIRE AGREEMENT.
     (a) This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed in connection herewith on or as of the Closing Date integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof. Each reference that is made in any Loan Document or any Related Writing to the Original Credit Agreement or the Existing Credit Agreement, as the case may be, shall hereafter be construed as a reference to the Original Credit Agreement or the Existing Credit Agreement, as amended and restated pursuant to this Agreement, and as it may from time to time be further amended, restated or otherwise modified.
     (b) This Agreement is an amendment and restatement of the Existing Credit Agreement and supersedes such agreement; provided, however, that (i) the execution and delivery of this Agreement shall not effect a novation of the Original Credit Agreement and the Existing Credit Agreement but shall be, to the fullest extent applicable, a modification, renewal, confirmation and extension of such Original Credit Agreement and Existing Credit Agreement, and (ii) the security interests and other liens granted in connection with the Original Credit Agreement or the Existing Credit Agreement, as the case may be, are and shall remain legal, valid, binding and enforceable liens against the collateral described in the security agreement executed in connection with the Original Credit Agreement or the Existing Credit Agreement (the “Original Collateral”).

     (c) Borrower hereby acknowledges and confirms the continuing existence and effectiveness of the security interests and other Liens granted by Borrower to Bank in the Original Collateral in connection with the Original Credit Agreement and the Existing Credit Agreement, and further agrees that the execution and delivery of this Agreement and the other Loan Documents shall not in any way release, diminish, impair, reduce or otherwise affect the security interest and other Liens against the Original Collateral created in connection with the Original Credit Agreement or the Existing Credit Agreement.
     SECTION 10.10 GOVERNING LAW. This Agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrower and Bank shall be governed by Ohio law, without regard to principles of conflict of laws.
     SECTION 10.11 LEGAL REPRESENTATION OF PARTIES. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.
     SECTION 10.12 SURVIVAL OF REPRESENTATIONS. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.
     SECTION 10.13 SURVIVAL OF INDEMNITIES. All indemnities of Bank and other provisions relative to the reimbursement to Bank of amounts sufficient to protect the yield of Bank with respect to the Loans, including, but not limited to, Article III, Section 10.4 and 10.5 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment in full of the Secured Debt.
     SECTION 10.14 PRESS RELEASES AND RELATED MATTERS. Borrower hereby authorizes and consents to the publication by Bank of customary advertising materials relating to the transactions contemplated by this Agreement and the other Loan Documents using Borrower’s name, product photographs, logos and/or trademarks. Borrower agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of Bank or its respective Affiliates or referring to this Agreement or any of the other Loan Documents without the prior written consent of such Person unless (and only to the extent that) Borrower or such Affiliate is required to do so under law and then, in any event, Borrower or such Affiliate will consult with such Person before issuing such press release or other public disclosure.
[Signature page to follow]

     SECTION 10.15 JURY TRIAL WAIVER. BORROWER AND BANK WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN BORROWER AND BANK ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO. THIS WAIVER SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY BANK’S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY PROVISION CONTAINED IN ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT BETWEEN BORROWER AND BANK.

Address:	BORROWER:

28601 Chagrin Boulevard Suite 600 Cleveland, Ohio 44122 Attention: David C. Nocifora Fax: 216-682-3202	CTPARTNERS EXECUTIVE SEARCH LLC, (f/k/a Christian & Timbers LLC, and which will change its name on or about the date hereof to CTPartners Executive Search, Inc.)

By: /s/ David C. Nocifora
Print Name: David C. Nocifora Its: COO/CFO

Address:	BANK:

1300 East Ninth Street Cleveland, Ohio 44114 Attention: Thomas P. Lang	JPMORGAN CHASE BANK, N.A By: /s/ Thomas P. Lang
Fax: 216-781-4567	Print Name: Thomas P. Lang Its: Senior Vice President
[Signature Page – Second A&R Credit and Security Agreement – Chase/CTPartners]